Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

GE CAPITAL FRANCHISE FINANCE CORPORATION

and Certain Affiliates

as Seller Parties,

and

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP IV, L.P.

as Purchaser

Dated as of June 2, 2013

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

ARTICLE XI GENERAL PROVISIONS		48

11.1	Amendment	48
11.2	Extension; Waiver	48
11.3	Seller Representative	48
11.4	Notices	48
11.5	Interpretation	50
11.6	Counterparts	50
11.7	Entire Agreement; No Third-Party Beneficiaries	50
11.8	Governing Law	50
11.9	Assignment; Binding Agreement	50
11.10	Enforcement	51
11.11	Severability	52
11.12	Time is of the Essence	52
11.13	Expenses	52
11.14	Schedule References and Sections	52
11.15	Joint and Several Liability; Joint Action	53
11.16	Effect of Pre-Closing Actions	53
11.17	Further Assurances	53

EXHIBIT A		1

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EXHIBITS AND SCHEDULES

Exhibit A	-	Definitions
Exhibit B	-	Properties & Associated Leases
Exhibit C	-	Form of Estoppel Certificate
Exhibit D	-	Form of Assignment of Lease

Schedule 1.5(d)(ii)	-	Pre-paid Taxes
Schedule 3.2(a)	-	Conflicts
Schedule 3.2(b)	-	Consents and Approvals
Schedule 3.3(a)	-	Properties under Development
Schedule 3.3(b)	-	Ground Leases
Schedule 3.4	-	Material Adverse Change
Schedule 3.5	-	Litigation
Schedule 3.7(a)	-	Tax Liens
Schedule 3.9	-	Condemnation Proceedings
Schedule 3.10	-	Environmental Matters
Schedule 3.11(a)(i)	-	Lease Defaults
Schedule 3.11(a)(ii)	-	Exceptions to Leases Provided in Data-Room
Schedule 3.11(a)(iii)	-	Exceptions to Triple Net Obligations
Schedule 3.11(b)	-	Options
Schedule 3.13	-	Insurance
Schedule 5.1	-	Conduct of Business Covenants Exceptions
Schedule 6.1(a)(i)	-	Heldback Properties – Exclusion from Rent Delinquencies
Schedule A-1	-	Discount Percentage
Schedule A-2	-	Knowledge of the Seller Parties
Schedule A-3	-	Purchaser’s Knowledge

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 2, 2013, is entered into by and among GE Capital Franchise Finance Corporation, a Delaware corporation (“Seller”), and each of the seller parties listed on the signature pages hereto (collectively with Seller and together with their designees permitted pursuant to this Agreement, the “Seller Parties”), on the one hand, and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership (“Purchaser”), on the other hand. Each of the Seller Parties and Purchaser shall be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

RECITALS:

A.           The Seller Parties own fee or leasehold interests in the portfolio of restaurant lease properties set forth on Exhibit B (each, a “Land Parcel”) and the Improvements thereon.

B.           Each of the Seller Parties desires to Transfer to Purchaser (or Purchaser’s designees permitted by this Agreement) each Property (as defined in Section 1.1(b)), and Purchaser desires to buy such Properties from the Seller Parties.

C.           Concurrently with the execution hereof, the Seller Parties, Purchaser and the Escrow Agent are entering into that certain Amended and Restated Escrow Agreement (the “Escrow Agreement”) pursuant to which the Deposit will be held and released.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF PROPERTIES

1.1          Purchase and Sale of Properties.

(a)          Subject to and upon the terms and conditions of this Agreement and the other agreements and documents contemplated hereby, at the Closings, each of the Seller Parties shall sell to Purchaser, and Purchaser shall purchase and acquire from such Seller Party the Properties.

(b)          For all purposes, a “Property” means and consists of fee title to or a leasehold interest in and to a particular Land Parcel as more particularly described in Exhibit B, together with all rights and privileges appurtenant thereto and all Improvements located thereon, and including, to the extent binding on, affecting or otherwise pertaining to such Land Parcel, all of the right, title, and interest of the Seller Parties in, to and under the following:

(i)          All fixtures, furniture, equipment and other tangible personal property located on or used exclusively in connection with such Land Parcel; the Leases

(other than the Ground Leases related to such Land Parcel) and, subject to the terms of the Leases, the guarantees and other documents and agreements executed by a Tenant or guarantor related thereto;

(ii)         the Ground Leases related to such Land Parcel;

(iii)        to the extent assignable or transferrable, all warranties, guaranties, other intangible rights, titles, interests, privileges and appurtenances of any Seller Party solely related to or used in connection with the ownership, use or operation of such Land Parcel and the Improvements thereon;

(iv)         the Records and Plans related to such Land Parcel and the Improvements thereon, provided that the Seller Parties at their sole cost and expense will have the right at any reasonable time upon reasonable prior notice to Purchaser to make copies of the Records and Plans that relate to the period prior to the Closing for a particular Property, to be used for reasonable purposes;

(v)          to the extent transferable, the benefit of and right to enforce the covenants, warranties and indemnities, if any, that any Seller Party is entitled to enforce with respect to any item otherwise included within the definition of “Property”;

(vi)         any transferable governmental licenses, permits, approvals and certificates that are in effect on the applicable Closing Date and are used in connection with the ownership, use or operation of the Land Parcel and/or Improvements, and any renewals thereof, substitutions therefor or additions thereto;

(vii)        all alleys and easements appurtenant to the Land Parcel, rights of ingress and egress thereto, and any strips and gores within or bounding the Land Parcel;

(viii)      all development rights appurtenant to the Land Parcel;

(ix)         the land lying in the bed of any street or highway in front of or adjoining the Land Parcel to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land Parcel by reason of a change of grade of any street or highway; and

(x)          to the extent transferable, all right, title and interest of any Seller Party in, to and under any performance bonds or other bonds and security provided to it by any contractor pursuant to any construction or other contracts relating to such Land Parcel or the Improvements thereon.

1.2          Assumed Liabilities.

(a)          On the terms and subject to the conditions of this Agreement, from and after the Closing with respect to those Properties that are Transferred to Purchaser at such Closing, Purchaser shall assume, satisfy and be solely responsible for the payment, performance and discharge of all Liabilities under the Leases and, if applicable, Ground Leases, affecting such Properties, including all performance obligations of the Lessor or Ground Lessee, as applicable, thereunder to the extent arising or requiring performance on or after the Closing (the “Assumed Liabilities”).

(b)          The Seller Parties shall retain and be responsible for any Liabilities of the Seller Parties to the extent arising from, relating to or otherwise in respect of the Properties on or before the Closing.

1.3          Purchase Price.

(a)          The unadjusted purchase price payable for the Properties shall be One Billion, Four Hundred Fifty-Two Million, Forty-Four Thousand, Seven Hundred, Thirty-One U.S. Dollars ($1,452,044,731) (the “Unadjusted Purchase Price”). The Unadjusted Purchase Price is an amount equal to the sum of the values mutually agreed by Purchaser and the Seller Parties for the Properties, as set forth on Exhibit B.

(b)          At each Closing, the Unadjusted Purchase Price allocable to the Properties to be Transferred at such Closing shall be adjusted by deducting therefrom (each, a “Price Adjustment”) an amount equal to the deductible applied to any insurance or condemnation proceeds related to a Property included in such Closing and being assigned to Purchaser pursuant to Section 7.2. The Unadjusted Purchase Prices for the Properties being Transferred at a Closing, as adjusted pursuant to this Section 1.3(b) and as may be further adjusted pursuant to Section 1.5, payable at such Closing constitutes the “Closing Consideration” to be paid at such Closing in accordance with Section 1.4.

1.4          Payment of Closing Payments. Purchaser shall pay the Closing Consideration for each Closing at the time and in the manner provided in Article VIII.

1.5          Prorations.

(a)          Generally.

(i)          All prorations and other adjustments of the items described in this Section 1.5 shall be made at each Closing based on the applicable Closing Statement prepared by the Seller Parties and delivered to Purchaser in accordance with Section 1.5(g). As set forth in Section 1.3(b), the net amount of credits to Purchaser and the Seller Parties for Proration Items, as reflected on the applicable Closing Statement, shall result in an increase or decrease of the Adjustment Amount for the applicable Properties with a corresponding increase or decrease in the Unadjusted Purchase Price.

(ii)         Except as otherwise set forth herein, all items to be prorated and other adjustments to be made pursuant to this Section 1.5 (the “Proration Items”) shall be prorated as of 11:59 p.m. of the day immediately preceding the applicable Closing Date (the “Adjustment Time”) and the net amount thereof either shall be paid by Purchaser to the Seller Parties or credited to Purchaser, as the case may be, at the applicable Closing. Purchaser shall be treated as the owner of the Properties Transferred at each Closing, for purposes of prorations of income and expenses, on and after the Adjustment Time applicable to such Closing. Purchaser and the Seller Parties acknowledge that, except as otherwise expressly provided herein, or elsewhere in the other agreements and documents contemplated hereunder, the purpose and intent as to prorations and other adjustments is that the Seller Parties shall bear all expenses of ownership and operation of the Properties Transferred at each Closing, and shall receive the benefit of all income therefrom, accruing until the Adjustment Time applicable to such Closing, and Purchaser shall bear all such expenses and receive the benefit of all income accruing after the applicable Adjustment Time.

(iii)        The Parties agree that any increase or decrease in the Adjustment Amount pursuant to this Section 1.5 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

(b)          Proration of Rent.

(i)          Base or Fixed Rent. Base or fixed rent (“Fixed Rent”) paid by any Tenant under the applicable Lease shall be prorated as of the applicable Adjustment Time. Purchaser shall receive a credit at each Closing for any base or fixed rent paid by a Tenant to the applicable Seller Party for the rent period in which such Closing occurs in an amount equal to the rent paid for such rent period multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date through and including the last day of the rent period in which such Closing occurs, and the denominator of which is the total number of days in the rent period in which the Closing occurs. The Seller Parties shall receive a credit at each Closing for any base or fixed rents payable in the rent period in which such Closing occurs but not yet received by the Seller Parties in an amount equal to the unpaid rent multiplied by a fraction, the numerator of which is the number of days from and including the first day of the rent period in which such Closing occurs through and including the day immediately preceding the Closing Date, and the denominator of which is the total number of days in the rent period in which such Closing occurs.

(ii)         Percentage Rent. Payments of additional rent based upon the amount by which a designated percentage of any Tenant’s gross revenues achieved during the applicable period for which such rent is due under the applicable Lease (the “Percentage Rent Period”) exceeded base or fixed rent, breakpoint or some other standard (the “Percentage Rent”), if any, for any Percentage Rent Period in which a Closing occurs shall be apportioned between the applicable Seller Party and Purchaser. Purchaser acknowledges that such amounts shall be prorated notwithstanding that percentage rent may not yet be due and owing under the terms of the applicable Lease. The Seller Parties shall calculate the amount of Percentage Rent that would be due and owing under each applicable Lease at the end of the then current month, quarter, calendar year or fiscal year, as applicable (the “Percentage Rent Amount”), by multiplying (A) the amount of the actual percentage rent paid or payable for the previous Lease year, by (B) 0.9. The Seller Parties shall receive a credit for their prorated share of such Percentage Rent, which shall be determined by multiplying the Percentage Rent Amount by the fraction, the numerator of which is the number of days from the beginning of the Lease year until the Closing Date (the “Calculation Period”), and the denominator of which is 360, and subtracting from such number the Percentage Rent actually received by the Seller Parties during the Calculation

Period. The prorations made under this paragraph will not be recalculated based on the actual amount of Percentage Rent payable by each Tenant when such payment is actually due and payable under the applicable Leases.

(iii)        Delinquent Rent. Any Fixed Rent, additional rent or Percentage Rent (collectively, “Rent”) that shall not have been paid when due under any Lease as of a Closing shall be referred to as “Delinquent Rent.” Any Property Transferred at a Closing shall be Transferred without any adjustment for Delinquent Rent, and all such Delinquent Rent, if and when collected, shall belong to Purchaser, provided, however, that at each Closing an amount equal to the product of (A) the lesser of (x) Three Hundred Thousand U.S. Dollars ($300,000) minus the aggregate amount of Delinquent Rent which was credited to the Seller Parties at all prior Closings and (y) the actual amount of the delinquent rent in respect of all Leases on Properties Transferred at such Closing, multiplied by (B) the Discount Percentage (expressed as a fraction), shall be credited to the Seller Parties on the Closing Statement.

(iv)         Advance Rent Payments. In the event that any Seller Party shall have received payments of rent or other charges under any Lease that relates to a period beginning after the Adjustment Time, Purchaser will receive a credit for such amount of rent or other charges.

(c)          Ground Rent. Ground rent and all other amounts payable under the Ground Leases shall be prorated as of the applicable Adjustment Time. The Seller Parties will be credited with an amount equal to all security deposits, prepaid rentals and other deposits paid or deposited under any Ground Lease, together with any interest that has accrued thereon to the extent said deposits or prepaids have not been applied to outstanding obligations in accordance with the applicable Ground Lease.

(d)          Taxes.

(i)          If and to the extent that the Tenant is obligated under its Lease for a particular Property to pay real property Taxes directly to the applicable taxing authority, there shall be no proration of such real property Taxes.

(ii)         If and to the extent that the Tenant is obligated pursuant to the Lease to reimburse the applicable Seller Party for payments of real property Taxes made directly by such Seller Party to the Tax Authority and such Seller Party has paid any such real property Taxes and has not, prior to the applicable Adjustment Time, received a reimbursement for such paid real property Taxes from the Tenant, the Seller Parties shall receive a credit on the Closing Statement in an amount equal to such paid real property Taxes and Purchaser shall thereafter be entitled to receive and retain all such reimbursements. Schedule 1.5(d)(ii) sets forth the Seller Parties’ good faith estimate of payments of real property Taxes made by such Seller Party as of the date set forth on such Schedule.

(iii)        If the Seller Party maintains an impound or reserve account for payment of real property Taxes using funds paid by the applicable Tenant pursuant to a

Lease (a “Tax Impound Account”), the Seller Party shall retain the funds in the Tax Impound Account at Closing and shall provide Purchaser a credit on the Closing Statement for the amount retained.

(iv)         To the extent the real property Tax obligation in respect of any Lease is not set forth in Sections 1.5(d)(i), (ii), or (iii), the Seller Parties shall pay, at or prior to the Closing, all real property Taxes to the extent due and payable prior to the applicable Adjustment Time, and Purchaser shall pay all real property Taxes to the extent due and payable from and after the applicable Adjustment Time, regardless of the period to which such real property Taxes relate and such real property Taxes shall be prorated as of the applicable Adjustment Time between the Seller Parties and Purchaser as otherwise provided in Section 1.5(a), which proration shall be determined by apportioning such real property Taxes ratably over the taxable year on a daily basis.

(e)          Utilities. Utility charges, if any, for which the property owner is responsible, including charges for electricity, gas, steam, telephone, internet, cable or satellite television and any other utilities (collectively, “Utility Charges”) attributable to Properties Transferred at a Closing shall not be prorated, and such Utility Charges shall not be included in the Proration Items, unless the aggregate amount of such Utility Charges with respect to the applicable period in which such Closing occurs exceeds $25,000, in which event such Utility Charges shall be prorated based on the number of calendar days that occur in the applicable period before and after the Adjustment Time. With respect to Utility Charges for a Property that the Seller Parties pay directly to the utility and for which the Tenant is not obligated pursuant to the Lease to reimburse the Seller Parties therefor, if any, the Seller Parties shall pay such Utility Charges that are due and payable prior to the Adjustment Time and Purchaser shall pay all such Utility Charges due and payable from and after the Adjustment Time, regardless of the period to which such Utility Charges relate, and shall be entitled to seek reimbursement of all amounts of Utility Charges due to the Seller Parties and Purchaser from the applicable Tenants and promptly upon receipt shall remit to the Seller Parties any amounts received from Tenants that are due to the Seller Parties.

(f)          Tenant Security Deposits. The applicable Seller Party shall grant to Purchaser a credit in an amount equal to the aggregate of the unapplied Tenant security and other deposits under the Leases that are held by such Seller Party in cash at the time of the applicable Adjustment Time and are retained by the applicable Seller Party after a Closing, including all accrued interest thereon to the extent any Tenant may be entitled to receive such amounts in connection with the refund of any such deposit.

(g)          Closing Statements; Calculation of Proration Items; Disputes.

(i)          Applicable Time Period. The applicable Seller Parties will be charged and credited for the amounts of all of the Proration Items (other than Delinquent Rent, real property Taxes payable by the applicable Tenants and Utility Charges unless otherwise provided in Section 1.5(e)) relating to the period up to and including the applicable Adjustment Time, and Purchaser will be charged and credited for all of the Proration Items (other than real property Taxes payable by the applicable Tenants and Utility Charges unless otherwise provided in Section 1.5(e)) relating to the period after the applicable Adjustment Time. Notwithstanding anything herein to the contrary, all prorations shall be made on the basis of the actual number of days of the applicable time period which shall have elapsed prior to the applicable Adjustment Time and based upon the actual number of days in the applicable time period and a three hundred sixty-five (365) day year. All prorations and adjustments made pursuant to this Section 1.5 shall be made without duplication whatsoever.

(ii)         Closing Statements. The Seller Parties shall prepare in good faith and deliver to Purchaser for its review and comment, a statement of estimated Proration Items and other credits and adjustments to the applicable Closing Consideration on a Property by Property basis, together with all relevant supporting documentation, to be submitted to Purchaser no less than five (5) Business Days before each Closing Date (each, an “Estimated Closing Statement”) with respect to the Properties to be sold at such Closing. In the event that the Seller Parties and Purchaser agree to revisions to the Estimated Closing Statement, the Seller Parties shall deliver their revised, if applicable, statement of estimated Proration Items and other credits and adjustments to the applicable Closing Consideration to Purchaser no less than two (2) Business Days before each Closing Date (the Estimated Closing Statement or the revised statement, if any, the “Closing Statement”). The Proration Items and other credits and adjustments reflected in the applicable Closing Statement will be paid at the Closing by Purchaser to the Seller Parties (if the Proration Items, credits and adjustments pursuant to this Section 1.4 result in a net credit to the Seller Parties) or by the Seller Parties to Purchaser (if the Proration Items, credits and adjustments result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Closing Consideration at the Closing. As soon as practicable following each Closing and, in any event, not later than sixty (60) days after such Closing, the Seller Parties shall prepare in good faith and deliver to Purchaser for its approval, which approval shall not be unreasonably withheld, delayed or conditioned, an update to the applicable Closing Statement (each, as approved by the Purchaser, an “Adjusted Closing Statement”) which update will reflect the Seller Parties’ calculation of the Proration Items and other credits and adjustments pursuant to this Section 1.5 as of the Closing Date based on the information available as of the preparation date. Re-prorations will be made after the Closing when actual amounts are determined only where expressly provided in this Section 1.5.

(iii)        Review by Accountants. If Purchaser disagrees with any Proration Items or other adjustments or calculations on an Adjusted Closing Statement, it shall provide a notice to the Seller Parties within sixty (60) days after Purchaser’s receipt of such Adjusted Closing Statement setting forth the items with which it disagrees with reasonable detailed support in respect of such disagreement (each, a “Purchaser Objection Notice”). If the Parties are, after using their respective good faith efforts, unable to reach agreement on all such items within thirty (30) calendar days following the receipt by the Seller Parties of a Purchaser Objection Notice, Purchaser and the Seller Parties shall, within fifteen (15) calendar days after the end of such thirty (30) day period, cause Ernst & Young LLP (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to Purchaser and the Seller Parties) (the “Accountants”) to promptly review this Agreement and the disputed line items in such Adjusted Closing Statement for the purpose of resolving such dispute. In performing their review, the Accountants shall (A) apply only the provisions of this Section 1.5, (B) determine the accurate application of such provisions to only those line items in the applicable Adjusted Closing Statement as to which Purchaser has disagreed and as to which Purchaser and the Seller Parties have been subsequently unable to reach agreement, and (C) limit their determination of the appropriate amount of each of the line items in the applicable Purchaser Objection Notice, and shall make a final determination in writing, binding on the Parties, of the appropriate amount with respect to each such line item by selecting in its entirety either the position initially submitted to the Accountants by the Seller Parties’ or the position initially submitted to the Accountants by Purchaser pursuant to this Section 1.5(g)(iii) that the Accountants believe is, or is closest to, the most accurate calculation with respect to such disputed line item. The Accountants shall adopt in its entirety the position of the Seller Parties or Purchaser on each disputed line item and shall not choose any other figure for any such disputed line item but, for the avoidance of doubt, may adopt one Party’s position on some disputed line items and the other Party’s position on other disputed line items. The Accountants shall be required to deliver to Purchaser and the Seller Parties, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution of the disputed line items. Purchaser and the Seller Parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. If the Accountants determine that (x) the disputed line items result in a net loss for the Seller Parties, the Seller Parties shall be responsible for the Accountants’ fees and expenses, or (y) the disputed line items result in a net loss for Purchaser, Purchaser shall be responsible for the Accountants’ fees and expenses.

(iv)         Final Payment. Within three (3) Business Days after the delivery of an Accountant’s written report pursuant to paragraph (iii) above, (A) Purchaser shall pay to the Seller Parties, by wire transfer of immediately available funds to the account(s) designated by the Seller Parties, an amount equal to the amount, if any, by which the net credit to the Seller Parties is greater, or the net credit to Purchaser is less, on the applicable Adjusted Closing Statement (as finally determined pursuant to paragraph (iii) above as applicable) than the applicable credit taken into account in determining the Closing Consideration payable at the applicable Closing or (B) the Seller Parties shall pay to Purchaser, by wire transfer of immediately available funds to the account(s) designated in writing by Purchaser, an amount equal to the amount, if any, by which the net credit to the Seller Parties is less, or the net credit to Purchaser is greater, on the applicable Adjusted Closing Statement (as finally determined pursuant to paragraph (iii) above as applicable) than the applicable credit taken into account in determining the Closing Consideration payable at the applicable Closing.

(v)          Prorations and other adjustments pursuant to this Section 1.5 shall not affect, be limited by, or be applied against any limitations, deductibles, thresholds or maximum amounts relating to the indemnification obligations and claims for Losses contained elsewhere in this Agreement.

ARTICLE II

INSPECTION AND TITLE MATTERS

2.1          Purchaser’s Inspections and Due Diligence.

(a)          Prior to the date hereof, Purchaser has reviewed, and after the date hereof will continue to review, the existing information to which Purchaser has access, including title commitment materials and such other title information that becomes available after the date hereof and other reasonable investigation of the Properties (collectively, the “Due Diligence”), subject to the terms and conditions of this Article II. The Due Diligence is at Purchaser’s sole cost and expense. Notwithstanding the continuation of the Due Diligence, Purchaser shall have no right to terminate this Agreement other than in accordance with Article IX, or to cause any Property to be a Heldback Property other than in accordance with Section 6.1.

(b)          The Seller Parties shall (i) provide Purchaser and its lenders, contractors, consultants and representatives (the “Purchaser Representatives”) with reasonable access, during normal business hours, upon reasonable prior notice to such Seller Party (which reasonable prior notice shall provide such Seller Party with sufficient time to comply with any notice obligations such Seller Party may have to the applicable Tenant), to the Properties and (ii) provide Purchaser and the Purchaser Representatives access to such information and data (including copies of Contracts and other books and records) in the Seller Parties’ possession concerning the Properties as Purchaser or any Purchaser Representatives reasonably may request in connection with such investigation; provided, however, that any such inspections will not unreasonably disrupt or disturb (A) the ongoing operation of the Properties; (B) any services to the Properties; or (C) the quiet possession of any Tenants. In no event will Purchaser be permitted to perform any intrusive physical inspections, tests or investigations, including any Phase II environmental inspection of, any Property without the Seller Parties’ express prior written consent, in the Seller Parties’ sole discretion. The Seller Parties shall have the right to have a representative present during any of Purchaser’s or the Purchaser Representatives’ visits to or inspections of any Properties. Purchaser may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity (unless required by Law, in which event Purchaser shall give to the Seller Parties at least ten (10) days’ prior written notice of such intended disclosure) the results of any inspection, sampling or testing conducted at any Property without the Seller Parties’ express prior written consent, in the Seller Parties’ sole discretion. Purchaser and all Purchaser Representatives shall, in performing the Due Diligence, comply with the procedures set forth in this Agreement and with any and all Laws applicable to the Properties and will not engage in any activities that would violate any Licenses and Permits, Leases, Ground Leases or Laws. Purchaser and any Purchaser Representatives shall: (x) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Properties and (y) restore the Properties to the condition in which the same were found before any such entry upon the Properties and inspection or examination was undertaken, but in no event later than ten (10) calendar days after such damage occurs.

(c)          Purchaser may not communicate or conduct interviews with any employee, lender, partner or joint venturer of any Seller Person or any Tenant without the prior written consent of the Seller Parties. Notwithstanding the foregoing, Purchaser may communicate with those employees or representatives that are designated by the Seller Parties, but such communication shall be solely for the purpose of performing the Due Diligence contemplated herein.

2.2          Due Diligence Period; Purchaser’s Right to Drop Properties.

(a)          For the period commencing on June 3, 2013 and ending at 4:00 p.m. (Eastern Time) twenty-one (21) days thereafter (the “Due Diligence Period”), Purchaser will have the right, in Purchaser’s sole and absolute discretion, to (i) cancel this Agreement in its entirety for any reason whatsoever by giving the Seller Parties and the Escrow Agent written notice of cancellation prior to the expiration of the Due Diligence Period, whereupon this Agreement shall terminate in accordance with Section 9.2 and the Deposit less the Transaction Cancellation Fee shall be returned to Purchaser or (ii) identify up to thirty (30) Properties (the “Dropped Properties” ) which Purchaser does not elect to be included in the Transaction by giving the Seller Parties irrevocable written notice of the Dropped Properties prior to the expiration of the Due Diligence Period. Failure by Purchaser to notify the Seller Parties and the Escrow Agent, in the case of clause (i), in writing of Purchaser’s election to cancel this Agreement or to identify the Dropped Properties, as applicable, prior to the expiration of the Due Diligence Period shall be deemed an irrevocable waiver by Purchaser of its rights under this Section 2.2(a).

(b)          Upon Purchaser’s irrevocable written notice to the Seller Parties of any Dropped Properties in accordance with Section 2.2(a), this Agreement (including Exhibit B) will be deemed amended, without any further action on the part of any Party, with respect to each Dropped Property as follows:

(i)          the definition of Properties will not include such Dropped Properties;

(ii)         except as otherwise provided in Section 10.2, the Seller Parties will not have any obligations with respect to the Dropped Properties, nor will any covenant, representation or warranty be deemed made with respect to the Dropped Properties and Purchaser will not have any rights or obligations under this Agreement with respect to the Dropped Properties; and

(iii)        the Unadjusted Purchase Price will be reduced by the Adjustment Amount (without giving effect to any Price Adjustment or Proration Items) of the Dropped Properties.

2.3          Due Diligence Indemnity. Purchaser shall keep the Properties free from and clear of all Liens and defend, indemnify, and hold harmless the Seller Persons and their Affiliates from and against all claims, Actions, losses, liabilities, damages, costs and expenses, whether arising out of injury or death to persons or damage to any real or personal property, including any property of Tenants or otherwise and including reasonable attorneys’ fees and costs, incurred, suffered by, or claimed against any Seller Person or any of their Affiliates to the extent caused by (a) the entry by Purchaser or any Purchaser Representative upon the Properties and any Due Diligence activities, including the costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees and costs, arising out of or in connection with the Due Diligence; and/or (b) any breach of Section 2.1 by either Purchaser or any Purchaser

Representative or any of their respective partners, directors, officers, agents, members, shareholders, attorneys or representatives. The provisions of this Section 2.3 shall survive the Closing or any termination of this Agreement, and shall not be subject to any limitation of liability set forth herein.

2.4          Title Matters.

(a)          Title Commitments and Surveys. Prior to the execution and delivery of this Agreement, each of the Seller Parties has made available to Purchaser or its counsel copies of: (i) the most recent title insurance policy, commitment, or pro forma, whether owner’s or lender’s, if any, relating to any of the Properties in such Seller Party’s possession (each, an “Existing Policy” and collectively, the “Existing Policies”), and (ii) the most recent survey, if any, relating to any of the Properties in such Seller Party’s possession (each, an “Existing Survey” and collectively, the “Existing Surveys”). Prior to execution of this Agreement, the Seller Parties ordered current title commitments for each of the Properties from First American Title Insurance Company (the “Title Company”), and the Seller Parties shall use Commercially Reasonable Efforts to cause the Title Company to deliver such title commitments, together with the recorded documents referenced in schedule B to each such title commitment (collectively, the “Title Commitments”), to Purchaser’s counsel no later than June 7, 2013. Following the Initial Closing, the Seller Parties shall, at Purchaser’s request (which request shall be made reasonably in advance of the applicable Closing), order updates or bringdowns of the Title Commitments for each of the Deferred Properties from the Title Company and the Seller Parties shall use Commercially Reasonable Efforts to cause the Title Company to deliver such updates or bringdowns to Purchaser’s counsel no later than five (5) Business Days prior to the Deferred Closing. Purchaser shall reimburse the Seller Parties for all out-of-pocket expenses incurred in connection with the foregoing.

(b)          Purchaser’s Objections.

(i)          On or before the later of (A) the expiration of the Due Diligence Period and (B) five (5) Business Days after the date upon which Purchaser has received a Title Commitment (the “Initial Objection Date”), Purchaser’s counsel shall notify the Seller Parties’ counsel in writing of any matters shown on the applicable Title Commitment, the Existing Policies or the Existing Surveys that Purchaser believes constitute Material Title Exceptions and/or Mandatory Removal Exceptions. With respect to any matter affecting title first appearing in any update to any Title Commitment or to any Existing Survey, which update is first received by Purchaser’s counsel five (5) Business Days prior to or on or after the Initial Objection Date, Purchaser’s counsel shall notify the Seller Parties’ counsel of any such matter that Purchaser believes constitutes Material Title Exceptions and/or Mandatory Removal Exceptions within five (5) Business Days after receipt of such update (such date and the Initial Objection Date are sometimes referred to herein as the “Objection Date”). Except as provided in Section 2.4(b)(ii) below, if Purchaser fails to give an objection notice pursuant to this Section 2.4(b)(i) with respect to any matter shown in any Title Commitment (or any update thereto), Existing Policy, or Existing Survey (or update thereto) on or before the applicable Objection Date, Purchaser shall be deemed to have irrevocably waived its right to object to such matter as a Material Title Exception or Mandatory Removal Exception.

(ii)         Any title matters disclosed in the Title Commitments (or any update thereto), the Existing Policies, the Existing Surveys (or any update thereto) that (x) are raised by Purchaser on or before the applicable Objection Date, (y) materially impair the use or value of a Property as a restaurant or the operation of the business conducted thereon in any material manner and (z) are not Permitted Encumbrances or Mandatory Removal Exceptions, shall be referred to collectively as “Material Title Exceptions.” Without limiting the generality of the foregoing, the Parties agree that (A) the items set forth on Schedule 3.11(b) and (B) option agreements, rights of first offer, rights of first refusal, or the equivalent with respect to a Property or a portion thereof (1) where the beneficiary of such option or right is obligated to exercise such option or right at a fair market value of the Property or (2) which are contained in the Leases, which were made available to Purchaser in the Data-Room, shall not be deemed to be Material Title Exceptions.

(c)          Seller Parties’ Cooperation. Except as contemplated by Section 2.4(b)(i), Purchaser shall not be entitled to raise any title or survey objections after the applicable Objection Date, subject to the right of the Purchaser Indemnified Parties to seek indemnification from the Seller Parties pursuant to Section 10.2 hereof, as and to the extent they are so entitled under the terms of such Sections. The Seller Parties agree to reasonably cooperate with Purchaser in connection with, and shall provide to the Title Company, such customary affidavits, certifications and information as the Title Company may reasonably require for the purposes of obtaining new title policies for Properties or endorsements to the Existing Policies, if Purchaser should elect to obtain new title policies or endorsements; provided, however, that any such new title policies or endorsements to Existing Policies, including satisfaction of any and all requirements to obtain the same (other than delivery of such customary affidavits, certifications and indemnities as may reasonably be required by the Title Company), shall be at Purchaser’s sole cost and expense (other than the costs and expenses of any endorsement or affirmative coverage arranged by the Seller Parties to cure a Material Title Exception or Mandatory Removal Exception in accordance with Section 2.4(g)). For the avoidance of doubt, “providing customary information” shall not obligate the Seller Parties to indemnify the Title Company or otherwise incur any liability not specifically provided for in this Agreement.

(d)          Permitted Encumbrances. As to each Property, the following items shall be deemed acceptable to Purchaser and all such items shall constitute “Permitted Encumbrances” hereunder to which Purchaser may not object:

(i)          all unpaid personal property, real estate and excise Taxes, and all water, sewer, utility, trash and other similar charges, in each case that are (A) not yet due and payable and delinquent as of the Closing Date but are or may become or give rise to a Lien on all or any portion of such Property, or (B) being contested in good faith by the owner of such Property and have been paid (it being understood that such items may be subject to apportionment or adjustment at the Closing as provided herein);

(ii)         the rights of the Tenants pursuant to Leases, other than any Ground Leases, now in effect or which may be in effect on a Closing Date;

(iii)        the terms and conditions of the Ground Leases;

(iv)         except for any Mandatory Removal Exception, any Lien or other matter identified to Purchaser in any Title Commitment (or update thereto), Existing Policy or Existing Survey (or update thereto) prior to the Closing pursuant to this Section 2.4 and not objected to by Purchaser in writing within the time allowed in this Section 2.4 or otherwise waived by Purchaser as provided in this Section 2.4;

(v)          all easements, rights of way, non-monetary encumbrances, covenants, conditions, restrictions, obligations and liabilities that appear of record (other than Mandatory Removal Exceptions), provided that no such matter materially impairs the use or value of a Property as a restaurant or the operation of the business conducted thereon in any material manner;

(vi)         all matters that an accurate survey of the Property or a physical inspection of the Property would disclose, provided that no such matter materially impairs the use or value of a Property as a restaurant or the operation of the business conducted thereon in any material manner;

(vii)        all matters created or caused by or on behalf of, or with the written consent of, Purchaser, any Purchaser Affiliate, or any Purchaser Representative;

(viii)      all Laws, including all environmental, building and zoning restrictions affecting such Property or the ownership, use or operation thereof adopted by any Governmental Entity having jurisdiction over such Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect after the date hereof with respect to such Property, except to the extent that the Property is not in material compliance with any Laws relating to zoning; the Parties hereby acknowledge and agree that the failure of any Property to have any required certificate of occupancy or other permit or license (other than on account of a failure of such Property to be in material compliance with a Law relating to zoning) shall not be treated as a title or survey matter and shall be deemed to be a Permitted Encumbrance;

(ix)         any Liens of mechanics, materialmen, contractors, consultants or other workmen or suppliers for labor and/or material provided to or for the benefit of the Property for or on behalf of any Tenant, to the extent such Liens encumber such Tenant’s leasehold interest only, are fully reimbursable by a Tenant, or are Liens for which a Tenant has an obligation to indemnify under a Lease (each, a “Tenant Lien”);

(x)          Liens securing obligations for which a credit in an amount sufficient to cause such Lien to be removed or endorsed over, together with the fees associated with such removal or endorsement, will be given to Purchaser at the Closing or that are reflected on the Price Adjustment calculation, provided that the Title Company agrees to insure title without exception therefor; and

(xi)         all other documents and matters listed or referred to on Schedule 3.3(a).

(e)          Resolution of Material Title Exceptions. Upon receipt of the notice described in Section 2.4(b), the Seller Parties shall have the right to elect, by the next Closing Date

(or in the case of an election under clause (i) of this sentence, no later than five (5) Business Days prior to such Closing Date) with respect to the affected Property or such other date as expressly provided herein, by written notice to Purchaser separately with respect to each Property affected by any such Material Title Exceptions, to: (i) hold-back any such Property in accordance with and subject to Article VI; (ii) cure such Material Title Exception in accordance with Section 2.4(a); or (iii) if approved by Purchaser, which approval may be withheld, delayed or conditioned in Purchaser’s sole discretion, cause Purchaser to close subject to a mutually agreed indemnification of Purchaser for Losses incurred by Purchaser arising from the Seller Parties’ failure to cure such Material Title Exception as provided in Section 2.4(g). Provided that an election is made by the Seller Parties pursuant to the preceding sentence, the Seller Parties shall not be required and are not obligated to bring any Action or proceedings, convey or acquire any interest in real property, incur any expense or liability with respect to the removal or cure of Material Title Exceptions or take any other Action of any kind or nature to render title to any of the Properties free and clear of any title or survey exceptions, objections or encumbrances (except as provided below with respect to Mandatory Removal Exceptions), and Purchaser shall have no right of specific performance or other relief against the Seller Parties to cause any Material Title Exceptions to be satisfied or cured.

(f)          Resolution of Mandatory Removal Exceptions. Notwithstanding the provisions of Section 2.4(e), but subject to the provisions of Section 2.4(g), at or prior to the Closing applicable to the affected Property, the Seller Parties shall, at the sole cost and expense of the Seller Parties, pay in full or cause to be canceled and discharged, bonded or otherwise cause the applicable title company to insure over or otherwise cure, all as provided in Section 2.4(g): (i) all mechanics’ and contractors’ Liens which encumber such Property as of the Closing Date other than Tenant Liens, and (ii) all Liens against such Property which evidence monetary obligations of any Seller Party (in each case, excluding the Permitted Encumbrances. Notwithstanding anything to the contrary contained herein, the Seller Parties shall, to the extent required to be paid by the landlord under a Lease, pay or cause to be paid in full all past due property Taxes as provided in Section 1.5(d). The Liens and encumbrances specifically referred to in this Section 2.4(f) are collectively referred to as “Mandatory Removal Exceptions.”

(g)          Curing Title Matters. Notwithstanding anything herein to the contrary and except as contemplated by Section 2.4(g)(iv), the Seller Parties shall be deemed to have removed, satisfied or cured a Material Title Exception or Mandatory Removal Exception if, in the applicable Seller Party’s sole and absolute discretion and at the Seller Parties’ sole cost and expense, the Seller Parties, jointly and severally, shall either: (i) take such Actions as are necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such Material Title Exception or Mandatory Removal Exception; (ii) cause any applicable title company to remove such Material Title Exception or Mandatory Removal Exception as an exception to title in any new Title Commitment or policy issued at a Closing or such other date as expressly provided herein or, with respect only to an owner’s title insurance policy (it being agreed that affirmative coverage shall not be an adequate cure with respect to any lenders’ title insurance policy), agree to affirmatively insure against the same, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; (iii) deliver (A) the applicable Seller Parties’ own funds (or direct that a portion of the applicable Closing Consideration be delivered), in an amount needed to fully discharge any such Material Title Exception or Mandatory Removal Exception, to the Title Company with instructions for the Title Company to apply such funds to fully discharge same, and (B) if required by the Title Company, such instruments, in recordable form, as are necessary to enable the Title Company to discharge such Material Title Exception or Mandatory Removal Exception of record; or (iv) if approved by Purchaser, which approval may be withheld, delayed or conditioned in Purchaser’s sole discretion, agree to indemnify Purchaser for any Losses incurred by Purchaser arising out of such matter by entering into an amendment to this Agreement, provided with respect to this clause (iv) that the applicable Seller Party shall have first used its Commercially Reasonable Efforts to cure the matter in a manner described in clauses (i) through (iii) above. Within one hundred eighty (180) days following the later of the Closing or Purchaser’s receipt of the applicable Title Commitment, the Seller Parties shall cause to be removed of record mortgages encumbering Properties identified on such Title Commitment that relate to loans that have been satisfied at or prior to the Closing. To the extent that funds are needed to cure any Mandatory Removal Exception or Material Title Exception, the Seller Parties shall have the right to direct that any portion of the Closing Consideration being paid at the Closing to be delivered to the Title Company to cure same.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedules referenced below in this Article III, subject to the terms of Section 11.14, the Seller Parties, jointly and severally, represent and warrant to Purchaser as follows:

3.1          Organization, Power and Authority of the Seller Parties. Each Seller Party is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority (a) to enter into this Agreement and all documents contemplated hereunder to be entered into by the Seller Parties, (b) to perform their respective obligations hereunder and thereunder and (c) to consummate the Transactions. The execution and delivery by the Seller Parties of this Agreement and all documents contemplated hereunder to be executed and delivered by each Seller Party and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company or limited partnership action, and no other corporate, limited liability or limited partnership proceedings on the part of each Seller Party or its respective shareholders, members or partners are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by the Seller Parties, when executed and delivered will have been, duly executed and delivered by each Seller Party and shall constitute the valid and binding obligation of the Seller Parties, enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

3.2          Noncontravention; Consents.

(a)          Except as set forth in Schedule 3.2(a) and except for ROFRs in existing Leases, and assuming receipt of the consents described in Schedule 3.2(b), the execution and delivery by each Seller Party of this Agreement and all documents contemplated hereunder to be executed and delivered by the Seller Parties do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by the Seller Parties with the provisions hereof and thereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, any material contractual obligation (including any right of any third party to purchase or be offered the opportunity to purchase any Property as a condition to the Transactions), or to a material loss of a benefit under, or result in the creation of any Lien upon any of the Properties under: (i) the Organizational Documents of any Seller Party, (ii) any Contract to which a Seller Party is a party or by which any of its properties or assets (including the Properties) are bound, or (iii) any judgment, order, decree, statute, law, including the common law, ordinance, rule or regulation (collectively, “Laws”) applicable to any Seller Party or the Properties, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, terminations, cancellations, accelerations, material losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. In respect of the Transaction, at the Closing of a Property, any applicable ROFR in respect of which any Person has the right to receive an offer to purchase such Property will have expired pursuant to its terms or have been waived by such Person.

(b)          In connection with the execution and delivery of this Agreement and the other Transactions contemplated by this Agreement, as applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or other Person, is required (i) under any of the terms, conditions or provisions of any Law applicable to any Seller Party, or (ii) except for such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.2(b) or (B) which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3          Ownership of Properties.

(a)          Each Seller Party owns the Land Parcels and other portions of the related Properties set forth opposite its name on Exhibit B, subject only to Permitted Encumbrances. The Seller Parties have made available to Purchaser copies that, to the Knowledge of the Seller Parties, are true, correct and complete in all material respects of all Existing Policies and Existing Surveys in the Seller Parties’ possession as of the date hereof. There are no pending Bankruptcy proceedings involving any Seller Party in which such Seller Party is a debtor. Except as set forth on Schedule 3.3(a), there are no Properties under development or construction projects for which the related Seller Party has any obligation to pay for or reimburse the Tenant in accordance with the Lease.

(b)          Schedule 3.3(b) sets forth all ground leases (“Ground Leases”) and the Properties subject thereto, pursuant to which a Seller Party is a tenant. True and correct copies of the Ground Leases (together with all amendments thereto) have been made available to Purchaser in the Data-Room. The Ground Leases are valid, legal and binding obligations of the Seller Party thereto and are enforceable in accordance with their respective terms against such Seller Party and, to the Knowledge of the Seller Parties, the other parties thereto. During the twenty-four (24) month period prior to the date hereof, no Seller Party has delivered or received any written notice of default or termination under any Ground Lease that remains uncured, and, to the Knowledge of the Seller Parties, no event has occurred which, with notice or lapse of time or both, would constitute a material default under any Ground Lease. No purchase option or extension option has been exercised under any Ground Lease, other than such options whose exercise has been evidenced by a written document, a copy of which has been made available in the Data-Room.

3.4          Absence of Material Adverse Change. Except as set forth in Schedule 3.4, and for matters arising out of or relating to this Agreement and the Transactions, since May 31, 2012, (a) the Seller Parties have operated the Properties in the ordinary course consistent with past practice, and (b) there has not been any change, event or occurrence which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.5          Litigation. Except (i) for litigation covered by insurance, (ii) as set forth in Schedule 3.5, and (iii) for routine litigation arising in connection with the ordinary course of business of the Properties, which, in the case of this clause (iii), does not involve a claim of damages in excess of $250,000 and which in the aggregate with respect to all Properties does not involve claims of damages in excess of $10,000,000, there is no ongoing or pending Action and, to the Knowledge of the Seller Parties, no such Action has been threatened in writing against a Seller Party with respect to such Seller Party’s ownership or operation of any Property or affecting any Property.

3.6          Data Tape. The Seller Parties have furnished or made available to Purchaser a data tape, in Microsoft Excel format, titled “Data Tape – Project Cafe 5 31 13” as made available to Purchaser in the Data-Room as of noon (New York City time) on June 1, 2013, which provides certain information with respect to the Properties, Leases and Ground Leases (the “Data Tape”). The Portfolio Information set forth on the Data Tape has been completed and was calculated with respect to each Property and such Portfolio Information is true and correct in all material respects as of the date indicated thereon. The Data Tape was prepared in good faith by the Seller Parties in accordance with the books and records of the Seller Parties.

3.7          Tax Matters.

(a)          Tax Liens. Except as set forth on Schedule 3.7(a), there are no Liens for any material Taxes on any Property other than liens for Taxes not yet due or payable or which a Seller Party or a Tenant is contesting in good faith through appropriate proceedings.

(b)          Foreign Person. No Seller Party is a foreign person within the meaning of Section 1445(f) of the Code.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties made by the Seller Parties in this Section 3.7 are the sole and exclusive representations and warranties made by the Seller Parties regarding Tax matters, including with respect to Tax Returns.

3.8          Employees. No employees employed by (or other service providers to) any Seller Party or agents in connection with any Property who are members of any labor union are being transferred to the Purchaser. There are no other employees of any Seller Party whose employment Purchaser shall be obligated to retain from and after the applicable Closing, or with respect to whom Purchaser shall be liable for severance, pension plan contributions or other payments. There are no collective bargaining or other union agreement affecting any Property. Neither the

Purchaser nor any Affiliate thereof shall have any Liability of any kind on or after any Closing to or with respect to any Benefit Plans maintained by the Seller Parties or their Affiliates.

3.9          No Condemnation. As of the date hereof, except as set forth on Schedule 3.9, (a) there are no pending or, to the Knowledge of the Seller Parties, threatened condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) no Seller Party has received written notice that any such proceeding is contemplated.

3.10        Environmental Matters. To the Knowledge of the Seller Parties, the Seller Parties have made available to Purchaser all environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements within the Seller Parties’ possession or control relating to each of the Properties’ compliance or noncompliance with Environmental Laws (collectively, “Existing Environmental Reports”). Except as set forth in the Existing Environmental Reports or as set forth on Schedule 3.10, through the date hereof, no Seller Party, within fifty-four (54) months prior to the date hereof, has made any report or disclosure to any Governmental Entity relating to a release or threatened release of Hazardous Materials to or from any Property, and to the Knowledge of the Seller Parties, no such release has occurred, in each case, except to the extent such matters would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the related Property. Notwithstanding any other provision of this Agreement, this Section 3.10 sets forth the Seller Parties’ sole and exclusive representations and warranties with respect to Hazardous Materials or any matters arising under, related to or regulated pursuant to any Environmental Law or any Action related thereto, the Seller Parties’ compliance with or liabilities under Environmental Laws, and other environmental matters.

3.11        Leases.

(a)          Each Lease is a valid and subsisting lease with respect to the Property to which it relates. Except as set forth on Schedule 3.11(a)(i), no Seller Party is in material breach or default under any Lease and, to the Knowledge of the Seller Parties, no event of default by any other party to a Lease has occurred that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the related Property. Each Lease is valid, binding and in full force and effect against the applicable Seller Party and, to the Knowledge of the Seller Parties, against each of the other parties thereto. Except as set forth on Schedule 3.11(a)(ii), true, complete and correct copies of all Leases, any amendments thereto and any currently effective forbearance agreements (or their equivalent) with respect thereto have been made available to Purchaser in the Data-Room. Schedule 3.11(a)(iii) sets forth any and all material exceptions to Tenants’ Triple Net Obligations under the Leases.

(b)          Except as set forth on Schedule 3.11(b), there are no unexpired option agreements, rights of first offer, rights of first refusal or the equivalent with respect to a Property or any portion thereof other than those (i) where the beneficiary of such option or right is obligated to exercise such option or right at a fair market value of the Property, (ii) contained in the Leases or (iii) which are disclosed in real estate public records.

3.12        Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Bank of America Merrill Lynch, the fees and expenses of which will be paid by the Seller Parties, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties.

3.13        Insurance. Schedule 3.13 sets forth a complete and correct list of all insurance policies maintained, owned or held by the Seller Parties with respect to the Properties or relating to the Properties or for which any of the Seller Parties are obligated to pay all or a part of the premiums, true and complete copies of which have been made available to Purchaser prior to the date hereof. With respect to each such insurance policy: (i) to the Knowledge of the Seller Parties, the policy is legal, valid binding and enforceable in accordance with its terms and all premiums due and payable thereon have been paid, and, except for policies that have expired under their terms in the ordinary course or for which the Seller Parties (or a Seller Party Affiliate, if applicable) obtained a replacement policy covering the Properties that provides substantially equivalent coverage of the Properties, is in full force and effect; (ii) the Seller Parties are not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Seller Parties, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) no notice of cancellation or termination has been received.

3.14        Compliance with Law. Except as set forth in Schedule 3.14, to the Knowledge of the Seller Parties, each Seller Party, solely with respect to the Properties, has complied in all respects and is in compliance in all respects with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the related Property.

3.15        Contracts. There are no (a) service, maintenance, employment, supply or management contracts or agreements affecting any Property that will survive the Closing applicable to such Property or for which Purchaser shall be liable to any extent or (b) listing, brokerage or similar agreements requiring any payments on the sale, lease or exercise of renewal or expansion option set forth in a Lease of any Property or in connection with the entry into any franchise or similar agreement.

3.16        LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE PROPERTIES ARE BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN THE CONDITION AS OF SUCH CLOSING WITH “ALL FAULTS” AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND DOCUMENTS DELIVERED TO PURCHASER OR ITS REPRESENTATIVES PURSUANT HERETO (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NO SELLER PARTY NOR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY ANY SELLER PARTY OR ANY AFFILIATES THEREOF TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER PARTIES, ANY AFFILIATE OF A SELLER PARTY, THE PROPERTIES OR THE TRANSACTIONS, AND THE SELLER PARTIES HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR

WARRANTIES, WHETHER MADE BY A SELLER PARTY, ANY AFFILIATE OF A SELLER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS, REPRESENTATIVES OR ANY OTHER PERSON AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE SELLER PARTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND DOCUMENTS DELIVERED TO PURCHASER OR ITS REPRESENTATIVES PURSUANT HERETO (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE SELLER PARTIES HEREBY DISCLAIM ANY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, DATA, PROJECTION, FORECAST, ESTIMATE, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR OTHER INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, DATA, PROJECTION, FORECAST, ESTIMATE, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR OTHER INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, ADVISOR OR REPRESENTATIVE OF ANY SELLER PARTY OR ANY AFFILIATE OF A SELLER PARTY, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC OR PHYSICAL DATA ROOMS IN CONNECTION WITH THE TRANSACTIONS). NO SELLER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF ANY OF THE PROPERTIES. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SECTION OF THE DISCLOSURE SCHEDULES SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Disclosure Schedules delivered by Purchaser to the Seller Parties and dated of even date herewith, Purchaser represents and warrants to the Seller Parties as follows:

4.1          Organization, Power and Authority of Purchaser. Purchaser is a limited partnership, duly formed and validly existing under the Laws of the State of Delaware, and has the requisite limited partnership power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser has the requisite limited partnership power and authority (a) to enter into this Agreement and all documents contemplated hereunder to be entered into by it, (b) to perform its obligations hereunder and thereunder, and (c) to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be executed and delivered by Purchaser and the consummation by it of the Transactions have been duly authorized by all necessary limited partnership action, and no other limited partnership proceedings on the part of

Purchaser or its partners are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Purchaser, when executed and delivered, will have been, duly executed and delivered by Purchaser and shall constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

4.2          Noncontravention; Consents.

(a)          The execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder to be executed and delivered by Purchaser does not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by Purchaser with the provisions hereof and thereof will not, conflict with, or result in any violation of, or result in the creation of any Lien upon any of Purchaser’s assets under: (i) the Organizational Documents of Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement or instrument applicable to Purchaser, or (iii) any Laws applicable to Purchaser, other than, in the case of clause (ii) or (iii), any such conflicts, violations or Liens that individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required under (i) any of the terms, conditions or provisions of any Law applicable to Purchaser or by which its properties or assets may be bound, or (ii) any Contract to which Purchaser is a party or by which any of them or any of its assets or properties may be bound, in connection with the execution and delivery by Purchaser of this Agreement and all documents contemplated hereunder or the consummation by Purchaser of the Transactions, except for such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect.

4.3          Financial Advisor. No broker, investment banker, financial advisor or other Person, other than RCS Capital Corp., the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

4.4          Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser that, individually or in the aggregate, if decided adversely to Purchaser, would have a Purchaser Material Adverse Effect.

4.5          Funding. Purchaser has, and will have as of the Closing (a) sufficient cash on hand (after taking into account availability and capacity under the Purchaser’s existing credit facilities) to pay the Unadjusted Purchase Price and all related fees and expenses in connection with the Transaction, (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

4.6          No Other Representation and Warranties; No Reliance; Purchaser Investigation.

(a)          Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and documents delivered to Purchaser or its Representatives pursuant hereto, the Seller Parties make no promise, representation or warranty, express or implied, relating to the Properties, themselves, or any of their respective business, operations, assets, Liabilities, conditions or prospects or the Transactions, including with respect to merchantability, fitness for any particular purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents, forecasts, projections, statements or other information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, Purchaser acknowledges and agrees that Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in this Agreement and documents delivered to Purchaser or its Representatives pursuant hereto.

(b)          Purchaser acknowledges and agrees that (i) the Seller Parties have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Properties and the Transactions, (ii) except for the representations and warranties expressly set forth in this Agreement and documents delivered to Purchaser or its Representatives pursuant hereto, Purchaser is not relying on any representations or warranties of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, from the Seller Parties as to any matter concerning the Properties or any other matter or thing whatsoever, and (iii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the nature and condition of the Properties and the Transactions and, in making its determination to proceed with the Transactions, Purchaser has relied solely on the results of its own independent investigation.

ARTICLE V

COVENANTS

5.1          Conduct of the Business Pending Transfer. Prior to the applicable Closing Date on which a Property is Transferred to Purchaser or the earlier termination of this Agreement, except as (i) set forth on Schedule 5.1, (ii) otherwise permitted or required by, or necessary to perform the Seller Parties’ obligations under and without breach of, this Agreement, or (iii) consented to in writing by Purchaser (and not any third party representative of Purchaser), which consent may be withheld, delayed or conditioned in Purchaser’s sole discretion (except as otherwise provided below), the Seller Parties, solely with respect to the Properties, will:

(a)           Operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear and damage by fire or other casualty;

(b)           Not do any of the following without the prior written consent of Purchaser, which consent may be withheld, delayed or conditioned in Purchaser’s sole discretion (except as otherwise provided below), and Purchaser shall use its Commercially Reasonable Efforts to respond to the Seller Parties regarding such consent within five (5) Business Days of any request for such consent:

(A)         sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to sell or ground lease any of the Properties or any part thereof or interest therein;

(B)         encumber or subject to any Lien any of the Properties other than Permitted Encumbrances, or take or omit to take any action that results in a Lien, other than a Permitted Encumbrance, being imposed on any of the Properties;

(C)         except as (i) otherwise required under a Lease or Ground Lease, (ii) set forth on Schedule 5.1 or (iii) permitted pursuant to Section 5.2, terminate, assign, modify, extend or renew any Lease or Ground Lease;

(D)         enter into any Lease or Ground Lease;

(E)         enter into any (1) management, service, consulting, financial advisory or other similar type of Contract or (2) listing, brokerage or similar agreement requiring payments on the sale, lease or exercise of renewal or expansion option set forth in a Lease of any Property;

(F)         except as required by a liability insurance policy, compromise or settle any liability insurance claims or other litigation relating to the Properties (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent), other than any settlements that do not require any payments following the Closing Date or that will be reflected as reductions to the Unadjusted Purchase Price and do not impose any obligations or liabilities on Purchaser following the Closing Date;

(G)         enter into any commitments or agreements with any Governmental Entity affecting any Property (except in accordance with Article VIII) or commence any rezoning proceedings (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent), other than commitments, agreements or proceedings entered into or commenced in the ordinary course of business and that do not impose any material economic burden in each case on such Property or do not involve settlement of any environmental Claims; or

(H)         agree or otherwise commit to take, any of the foregoing actions;

(c)          Keep in full force and effect with respect to the Properties the Seller Parties’ policies of insurance providing coverage at least as extensive as the policies covering the applicable Property on the date hereof (unless otherwise consented to by Purchaser, with respect to which, if requested by the Seller Parties, Purchaser shall not unreasonably withhold, delay or condition its consent);

(d)          Request as soon as reasonably practicable after the date hereof from each Tenant an estoppel certificate in the form attached hereto as Exhibit C; or

(e)          Request as soon as reasonably practicable after the date hereof from the Landlord under each Ground Lease an estoppel certificate in a customary form mutually acceptable to the Parties.

5.2          Lease Modifications; Updated Disclosure Schedules.

(a)          Notwithstanding the restrictions set forth in Section 5.1(b), the Seller Parties shall be permitted to enter into modifications, amendments, extensions or renewals of any Lease (a “Lease Modification”) after the date of this Agreement and prior to the Closing Date at which the Property related to such Lease is sold to Purchaser, provided, that, (i) with respect to any Lease Modification that is required by the terms of the applicable Lease or as to which no Seller Party has approval rights under the terms of the applicable Lease, the Seller Parties shall provide Purchaser with periodic notifications of such Lease Modifications by email to email addresses mutually agreed to by the Parties, and (ii) with respect to any other Lease Modification, Purchaser shall have consented in writing, which consent shall not be unreasonably withheld, delayed or conditioned. For purposes of clause (i), the subject of the notification shall be “Project Café Purchase and Sale Agreement – Notification of Lease Modifications – NO ACTION REQUIRED”. For purposes of clause (ii), the subject title of the notification shall be “Project Café Purchase and Sale Agreement – Notification of Lease Modifications – RESPONSE REQUIRED BY [date 10 Business Days after the date of the notice]” and such notification shall state in bold capital letters – “YOU SHALL BE DEEMED TO HAVE CONSENTED TO AND APPROVE THE FOREGOING MATTERS UNLESS YOU RESPOND ON OR BEFORE 5:00 P.M. EASTERN TIME ON [date 10 Business Days after the date of the notice]” and the notification shall state the date on which Purchaser shall be deemed to have consented and Purchaser shall be deemed to have consented to a Lease Modification if Purchaser does not respond to a consent request from the Seller Parties within ten (10) Business Days (or such shorter period if required by the terms of the applicable Lease and set forth in the email communication from the Seller Parties to Purchaser) after such consent request is sent by the Seller Parties to Purchaser by email to the email addresses mutually agreed to by the Parties.

(b)          All applicable Disclosure Schedules and the Data Room shall be deemed to be automatically updated to reflect all Lease Modifications made in accordance with Section 5.2 and all other actions described in Section 5.1 as to which the Purchaser shall have consented, in each case as of the date of such Lease Modifications or actions.

5.3          Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, Purchaser and the Seller Parties will use Commercially Reasonable Efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement, including (a) obtaining all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities, if applicable, and making all necessary registrations as to which such consent, approval or waiver relates and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, if applicable, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) subject to the terms of Article X, defending themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (d) executing and delivering any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (including customary releases, chain of title documentation or similar instruments).

5.4          Public Announcements. Purchaser and the Seller Parties shall use Commercially Reasonable Efforts to agree on the description of the Transactions contained in the initial press releases to be issued by the Parties with respect to their execution and delivery of this Agreement. The Parties agree that the initial press release shall be issued, and Purchaser’s Form 8-K filing filed, no later than two (2) Business Days following the date hereof. Each Party will use Commercially Reasonable Efforts to consult with the other Parties before issuing, and provide the other Parties an opportunity to review and comment upon, any filing made with a Governmental Entity (as required by Law, fiduciary duty or the rules and regulations of applicable exchanges), presentation to investors or securities analysts, press release or other written public statement that contains a description or discussion of the Transactions (other than any such filing, presentation, press release or public statement that contains only such description as has been previously agreed upon), and shall not issue or deliver any such filing, presentation, press release or public statement prior to such consultation. Each Party shall be entitled to discuss, on a confidential basis, the terms of the Transactions and confidential information regarding the Properties with rating agencies and potential sources of equity and debt financing for consummation of the Transactions.

5.5          Confidentiality.

(a)          Except to the extent modified by Section 5.4, Purchaser and its Representatives (as such term is defined in the Confidentiality Agreement) shall treat all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the confidentiality agreement dated as of April 23, 2013 between American Realty Capital Properties, Inc. and General Electric Capital Corporation (as amended from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Initial Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Initial Closing in accordance with Section 9.1, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)          For a period of five (5) years following the Initial Closing, (i) Purchaser shall, and shall cause its Representatives (as such term is defined in the Confidentiality Agreement) to, keep confidential and not use for any purpose all nonpublic information regarding the Seller Parties or any of their Affiliates of which Purchaser may be aware and (ii) the Seller Parties shall keep confidential and not use for any purpose all nonpublic information regarding Purchaser of which the Seller Parties may be aware. Notwithstanding the foregoing, the restrictions set forth in the foregoing clauses (i) and (ii) shall not apply to confidential information which (A) at the time of disclosure is generally available to the public (other than as a direct or indirect result of a disclosure by Purchaser or the Seller Parties (as applicable)) and (B) was available to Purchaser or the Seller Parties (as applicable) on a non-confidential basis from a source that is not and was not prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality.

(c)          Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, (i) Purchaser and its Affiliates shall be permitted to make such disclosures in public filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as Purchaser, on the advice of its outside counsel, reasonably determines are necessary or are required by Law in connection with any offering of securities made by Purchaser or any Affiliate thereof and (ii) the Seller Parties shall be permitted to disclose this Agreement in connection with ROFR notices referenced in Section 5.15.

5.6          Conveyance Taxes. Purchaser and the Seller Parties will reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, which fees and expenses shall be the sole responsibility of Purchaser.

5.7          Transitional Services Agreement. Purchaser and the Seller Parties shall reasonably cooperate and negotiate in good faith to reach agreement on the terms and conditions of a transitional services agreement (the “Transitional Services Agreement”) pursuant to which services relating to the operation and conduct of the Properties following the Closing Date on which the applicable Properties are Transferred to Purchaser which are currently provided by the Seller Parties (or an Affiliate of the Seller Parties) or by a third party under a master or other agreement with the Seller Parties (or an Affiliate of the Seller Parties) will be provided to Purchaser for a transitional period following such Closing Date. Subject to such good faith negotiations, the Transitional Services Agreement will include IT and collection services at such costs as are reasonably agreed by the Parties. Purchaser acknowledges that the Seller Parties’ ability to provide transition services may be limited by law, third party contract or internal company privacy and security issues (e.g., IT firewall considerations); however, the Seller Parties will use their good faith, commercially reasonable efforts to provide, arrange for or facilitate the continuation of services reasonably requested by Purchaser during the term of the Transitional Services Agreement. The period for the provision of services shall be as agreed upon between the Parties in negotiating the Transitional Services Agreement.

5.8          Post-Closing Access. After each Closing, Purchaser will, from time to time, upon reasonable prior notice and during normal business hours, afford the Seller Parties reasonable access to all books and records related to the Properties for any periods ending on or before the Closing Date, including all accounting records and data, for tax, accounting or other legal or compliance purposes. Purchaser will maintain all books and records relating to the Properties for the maximum time period required to comply with all applicable federal and state audit periods. Notwithstanding any other provision of this Agreement, the Seller Parties shall be under no obligation to provide Purchaser any U.S. federal, state or local income Tax Returns of any Seller Party or any Affiliate of any Seller Party.

5.9          Mutual Release of the Other Parties.

(a)          Purchaser, for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, any Seller Party with respect to any and all Actions, claims, demands, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any Action brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs (collectively, “Claims”) that may arise on account of or in any way be connected with any Properties or any portion thereof, or any Property or any portion thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by Purchaser against the Seller Parties for fraud or indemnification by the Seller Parties under Section 10.2, subject to the limitations and conditions provided in Sections 9.2, 10.1, 10.4 and 10.6, as applicable, or for fraud. Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

(b)          The Seller Parties, each for itself and its Affiliates and all of their respective successors and assigns, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any Action against, Purchaser with respect to any and all Claims that may arise on account of or in any way be connected with any Property or any portion thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by the Seller Parties against Purchaser for fraud or indemnification by Purchaser under Section 10.3, subject to the limitations and conditions provided in Sections 9.2, 10.1, 10.4 and 10.6, as applicable, or for fraud. The Seller Parties each expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release.

(c)          This Section 5.9 shall survive the Closing indefinitely.

5.10        Certain State Disclosure Requirements. Purchaser acknowledges that various federal, state and local statutes, rules, and regulations may require that a seller of real property to: (a) provide a purchaser of real property a property condition report, inspection report or similar document relating to the characteristics of the property being sold (collectively, “Property Condition Reports”); and/or (b) include certain disclosure provisions in agreements for the sale of real property (collectively, “General Property Disclosures”), advising a purchaser of real property of certain statutory and regulatory provisions relating generally to the ownership, sale, management, or operation real property in such jurisdiction (e.g., Oregon Revised Statutes Section 93.040) or of real property characteristics generally of which a purchaser of real property should be aware (such as certain required disclosures relating to radon gas). Purchaser is a sophisticated purchaser of real property, will have sufficient time prior to expiration of the Due Diligence Period to investigate any and all matters that would be contained in or disclosed by Property Condition Reports or General Property Disclosures and hereby voluntarily, knowingly, and intentionally waives the receipt of any and all Property Condition Reports and General Property Disclosures. Purchaser further releases the Seller Parties from any and all Liability relating to the fact that any such Property Condition Reports will not be given to the Purchaser and that this Agreement does not include any such General Property Disclosures. Nothing in this Section 5.10 is intended to modify in any way any of the representations and warranties of the Seller Parties set forth in Article III or the related covenants or indemnities of the Seller Parties contained herein.

5.11        Financial Statements. The Seller Parties shall, from time to time, upon reasonable notice from Purchaser, at the sole cost and expense of Purchaser, provide Purchaser and its Representatives with access to the property level (not entity level) financial information in its possession relating solely to the Properties which is reasonably necessary in the opinion of the outside third party accountants (the “Parent Accountants”) of American Realty Capital Trust IV, Inc. (“Purchaser Parent”) to enable Purchaser Parent and the Parent Accountants to timely prepare financial statements in compliance with any and all requirements of (i) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “SEC”), (ii) any other rule or Law passed by the SEC or securities exchange as applicable to Purchaser’s parent, and (iii) any registration statement, report or disclosure statement filed or reported with the SEC by, or on behalf of, Purchaser Parent.

5.12        Electronic Data Room. As soon as practicable following the date hereof, the Seller Parties shall cause to be delivered to Purchaser an electronic copy of the complete contents of the Data-Room (on CD-ROM or comparable media).

5.13        Property Tax Returns. The Seller Parties shall prepare all real property Tax Returns related to the Properties for periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”). Purchaser shall prepare and file all real property Tax returns for periods including the Closing Date but ending after the Closing Date (“Straddle Tax Periods”), provided that Purchaser shall provide to the Seller Parties drafts of such Tax Returns for Straddle Tax Periods no later than forty-five (45) days prior to the applicable due date. Purchaser shall consider in good faith comments or proposed adjustments to such draft Tax Returns for Straddle Tax Periods received from the Seller Parties not less than fifteen (15) days prior to the applicable due date. The Seller Parties shall be entitled to all Tax refunds for Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date, unless otherwise specifically provided in this Agreement. Purchaser shall be responsible for preparing and filing all other real property Tax Returns related to the Properties.

5.14        Real Property Taxes. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that certain of the Seller Parties have appealed certain real property Taxes attributable to the Properties. Such Seller Parties shall be responsible for, and shall receive the benefit of (less any portion thereof to which a Tenant may be entitled), any additional real property Taxes and any Tax rebates or refunds attributable to periods prior to the Closing Date and such appeals; provided that such Seller Parties shall not be responsible for (or receive the benefit of) any such Taxes (or rebates or refunds) to the extent the Unadjusted Purchase Price was adjusted downward (or upward) pursuant to Article I determined after taking into consideration all adjustments provided for therein, on account of such Taxes (or rebates or refunds). If such Seller Parties are entitled to the benefit of any rebate or refund pursuant to the preceding sentence, then upon receipt by or on behalf of Purchaser or its Affiliates of any such rebate or refund, Purchaser shall within ten (10) days’ pay to such Seller Parties an amount equal to the portion of such rebate or refund to which such Seller Parties are so entitled (less any portion thereof to which a Tenant may be entitled). A Seller Party, at its expense, shall have the right, but not the obligation, to, as applicable, initiate, control, and continue (but not settle or compromise, except as expressly provided below) any such appeal or related proceedings which are pending as of the date of this Agreement, including the employment of counsel reasonably satisfactory to Purchaser, and shall promptly provide to Purchaser all material information relating to such appeals or proceedings as and when such information becomes known to a Seller Party, together with such other information as Purchaser may reasonably request; provided, however, if a Seller Party elects not to control any such appeal or related proceeding, then such Seller Party shall give prompt written notice to Purchaser of such election, and, thereafter, Purchaser shall have the right, but not the obligation, to control such appeal or related proceeding and the settlement or compromise thereof. A Seller Party may not settle or compromise any such appeal or related proceeding without Purchaser’s prior written consent, which consent shall not unreasonably be withheld.

5.15        Compliance with ROFR. Each Seller Party shall, in material compliance with the ROFRs, deliver any and all required ROFR notices as soon as reasonably practicable following the date hereof.

HELDBACK PROPERTIES

6.1          Heldback Properties.

(a)          The following Properties will not be purchased and sold at a Closing (such Properties, in each case, being referred to as “Heldback Properties”):

(i)          any Property as to which the Tenant is more than seventy (70) days delinquent in the payment of Fixed Rent or Percentage Rent (if Percentage Rent delinquency exceeds $2,000 for such Property) under the applicable Lease as of the Closing Date, except as otherwise set forth on Schedule 6.1(a)(i);

(ii)         any Property as to which the related Tenant is a debtor in a Bankruptcy proceeding that is pending as of the Closing unless such Tenant has provided written notice that the Lease will be assumed in connection with such Bankruptcy proceeding;

(iii)        any Property that is held-back at the election of the Seller Parties, or by agreement of Purchaser and the Seller Parties, pursuant to Section 2.4(e) or Section 8.2(a);

(iv)        any Property that is subject to a Material Title Exception at the Closing which has not otherwise been resolved pursuant to Section 2.4(e), unless Purchaser, at or prior to the Closing, elects, in its sole discretion, to waive such Material Title Exception in a written notice to the Seller Parties and Escrow Agent;

(v)         any Property, including any Deferred Property, as to which a Tenant has exercised a ROFR to purchase such Property;

(vi)        any Property that suffers a Total Loss prior to the Closing at which it is Transferred;

(vii)       any Property as to which the Tenant has terminated the Lease related thereto prior to the Closing or for which there is no Lease in effect as of the Closing, except that a Lease shall be deemed in effect with respect to any Tenant that is occupying the Property, and such Tenant is (x) not thirty (30) days or more delinquent on Rent, (y) continuing to make payments consistent with the terms of the Lease, and (z) is negotiating (A) an extension of the Lease or (B) the terms of a new lease, and the term of the existing Lease has expired;

(viii)      any Property that is subject to an Environmental Condition or a Litigation Condition as of a Closing;

(ix)         any Property under a Ground Lease in respect of which the ground lessee is in material default pursuant to the terms and conditions of such Ground Lease; and

(x)          any Property for which a Title Commitment is not delivered as required by Section 2.4(a) or with respect to which the Objection Date was fewer than ten (10) Business Days prior to the applicable Closing Date.

(b)          The Seller Parties will notify Purchaser on the date seven (7) Business Days prior to each Closing Date of, to the Knowledge of the Seller Parties, all Properties expected to be Heldback Properties (as described in Section 6.1(a)(i) through (a)(x) as of such Closing Date). Five (5) Business Days prior to each Closing, Purchaser may notify the Seller Parties of any Properties which are, in addition to those included in the aforementioned notice by the Seller Parties, expected by Purchaser to be Heldback Properties.

(c)          Any Property that was a Heldback Property as of the date five (5) Business Days prior to a Closing that ceases to meet the definition of a Heldback Property as of the date five (5) Business Days prior to a subsequent Closing will be purchased and sold at such subsequent Closing in accordance with and subject to the terms and conditions of this Agreement.

6.2          Effect of Holding Back a Property. Upon the Seller Parties’ notice to Purchaser or Purchaser’s notice to the Seller Parties pursuant to Section 6.1(b) but subject to the provisions of Section 6.1(c), this Agreement (including Exhibit B) will be deemed amended, without any further action on the part of any Party, with respect to each Heldback Property (other than any Specified Heldback Property) as follows:

(a)          the definition of Properties will not include such Heldback Property, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Property, as applicable, and with respect to this Article VI to the extent necessary to implement this Article VI;

(b)          the Seller Parties will not have any obligations with respect to the affected Heldback Property, nor will any covenant, representation or warranty be deemed made with respect to the affected Heldback Property except to the extent that any such covenant, representation or warranty was made as of the date of this Agreement or is stated to survive the termination of this Agreement, and Purchaser will not have any rights or obligations under this Agreement with respect to the affected Heldback Property; and

(c)          the Unadjusted Purchase Price will be reduced by the Adjustment Amount of the affected Heldback Property.

6.3          Repurchase Transactions. Following a Closing, if

(a)          a Heldback Property described in Section 6.1(a)(i) through Section 6.1(a)(x) is Transferred to the Purchaser; or

(b)          an amendment to a Lease was not available in the Data-Room as of the date hereof and such amendment (to the extent not reflected on the Data Tape) has a material and adverse effect on the value of the related Property or its net operating income (a “Specified Property”);

then (i) Purchaser shall have the right with respect to the Heldback Properties described in Section 6.1(a)(i) through Section 6.1(a)(x) or a Specified Property to require that the Seller Parties, and in which case the Seller Parties shall, repurchase such Heldback Property or Specified Property (the “Purchaser Repurchase Right”), and (ii) the Seller Parties shall have the right with respect to the Heldback Properties described in Section 6.1(a)(viii) to require that Purchaser transfer such Heldback Property to a Seller Party or any Affiliate thereof (the “Seller Repurchase Right,” and each of a Purchaser Repurchase Right or a Seller Purchase Right, a “Repurchase Right”) for a price equal to the applicable Adjustment Amount for such Heldback Property or Specified Property, as applicable (as adjusted for the Proration Items for such Property prorated pursuant to Section 1.5) plus (i) the cost of documented and fully paid capital improvements made by Purchaser or its Affiliates at its expense to such Heldback Property or Specified Property, as applicable and (ii) the transfer taxes, recording fees and title insurance premiums incurred by Purchaser in connection with the acquisition of such Retained Property or Specified Property (the “Repurchase Price”), in each case, (x) as of 11:59 p.m. of the day immediately preceding the day on which the transactions contemplated by this Section 6.3 are consummated, and (y) further subject to the following terms and conditions:

(c)          Expiration of Repurchase Right. The Purchaser Repurchase Right shall expire on the date that is one hundred eighty (180) days after the Closing but no later than December 31, 2013. The Seller Repurchase Right shall expire on the date that is twelve (12) months after the Closing.

(d)          Notice of Repurchase Right. If the Seller Parties, on the one hand, or Purchaser, on the other hand, become aware of the existence of a Heldback Property or Specified Property, as applicable, following the Closing through the expiration of the Seller Repurchase Right (including, for the avoidance of doubt, if Purchaser becomes aware of an Environmental Condition or Litigation Condition which may result in a Seller Repurchase Right, whether or not the Purchaser Repurchase Right has expired), then such Party shall provide written notice to the other Party no later than five (5) Business Days after becoming aware of the specific reason(s) (such date when a Party becomes aware, the “Repurchase Right Trigger Date”) that the Property constitutes a Heldback Property or Specified Property, as applicable, and such notice (a “Repurchase Right Notice”) shall specify such reason(s).

(e)          Exercise of Repurchase Right. Upon its receipt of a Repurchase Right Notice, the applicable Party will have the right to exercise such Repurchase Right on or prior to the date that is ten (10) Business Days after the Repurchase Right Trigger Date. The exercise of a Repurchase Right shall be by written notice delivered to the other Party, which notice shall include a reasonably detailed description of such Heldback Property or Specified Property, as applicable, the reasons for such exercise, reasonable evidence, and a confirmation that the Repurchase Right has not expired pursuant to Section 6.3(c) (a “Repurchase Exercise Notice”).

(f)          Repurchase Price; Transfer Documents. The closing (the “Repurchase Right Closing”) of a purchase and sale of a Heldback Property or Specified Property, as applicable, in connection with the exercise of a Repurchase Right shall occur at the New York offices of Hogan Lovells US LLP on the date that is ten (10) Business Days after the delivery of the written Repurchase Exercise Notice, except as otherwise agreed in writing by the Seller Parties and Purchaser. At the Repurchase Right Closing, the Seller Parties shall pay to Purchaser the Repurchase Price by wire transfer of immediately available funds to such account as may be directed by Purchaser in writing, and Purchaser shall deliver to the Seller Parties an executed transfer and assignment of the Heldback Property or Specified Property, as applicable, which is the subject of the Repurchase Right Closing in a mutually agreeable form (which form will include, among other things, the Agreed Warranty). Any transfer taxes assessed with respect to the transfer of a Heldback Property or Specified Property, as applicable, pursuant to the exercise of the Purchaser Repurchase Right or the Seller Repurchase Right shall be paid by the Seller Parties.

(g)          Exclusivity of the Repurchase Right Remedy. With respect to any Heldback Property or Specified Property, as applicable, that was purchased by, or included in the Transaction to, Purchaser, the Repurchase Right remedies in this Section 6.3 and to the extent provided in Section 10.2 shall be the sole and exclusive remedy available to Purchaser under this Agreement in respect of such Heldback Property or Specified Property, as applicable (for the avoidance of doubt, Purchaser acknowledges that it will have no right to bring any claim under Section 10.2 with respect to such Heldback Property or Specified Property, as applicable).

ARTICLE VII

CASUALTY AND CONDEMNATION

7.1          In General. If, prior to the Closing Date, a Property suffers damage by fire or other casualty other than a Total Loss (a “Casualty”) or the Seller Parties receive notice or a Seller Party obtains Knowledge of condemnation of a Property which condemnation does not give rise to a Total Loss (a “Condemnation”), the Seller Parties shall notify Purchaser of that event and provide Purchaser with details of the extent of the Casualty or Condemnation. Purchaser shall be bound to purchase the Properties for the Unadjusted Purchase Price (after taking into account the Price Adjustments set forth in Section 1.3(b) and giving effect to the Proration Items set forth in Section

1.5) as required by the terms hereof without regard to the occurrence or effect of any such Casualty or Condemnation.

7.2          Insurance and Condemnation Proceeds. With respect to any Casualty or Condemnation affecting a Property after the date of this Agreement, the Seller Parties will allow Purchaser to participate in the negotiations regarding the settlement of any such claim for insurance and condemnation proceeds in excess of $500,000 and will not settle or compromise any claims in excess of $500,000 related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the Condemnation without Purchaser’s consent, which consent will not be unreasonably withheld, delayed or conditioned. The Seller Parties will provide to Purchaser copies of any material correspondence relating to any such claims and will advise Purchaser of all material developments concerning such claims. If and to the extent applicable, the applicable Seller Party will give Purchaser an assignment of such Seller Party’s right to receive insurance or condemnation proceeds if any portion of the insurance or condemnation proceeds are not collected before the Closing. Except as otherwise provided in the applicable Lease, the Seller Parties will cooperate with Purchaser to effect the assignment of the right to receive insurance or condemnation proceeds to Purchaser and will execute and deliver all such instruments as are reasonably necessary to complete such assignment. This obligation will survive the Closing. The proceeds of any rent interruption insurance received by the landlord under the applicable lease in respect of any Casualty will be apportioned between the applicable Seller Party and Purchaser as if same were Fixed Rent in accordance with Section 1.5(b)(i).

7.3          Restoration Plans. The Seller Parties will obtain Purchaser’s approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for any Property affected by a Casualty or Condemnation between the date hereof and the Closing, the cost of which (as reasonably estimated by the applicable Seller Party) will exceed $250,000. The applicable Seller Party shall conduct all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by Purchaser. Notwithstanding the foregoing, the Seller Parties will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Properties or health and safety matters or which are required by the terms of any lease or other agreement to which any Seller Party is a party.

ARTICLE VIII

CLOSINGS

8.1          Initial Closing. Unless this Agreement shall have been terminated pursuant to Article IX and subject to the satisfaction or waiver of all of the conditions to Closing contained in Sections 8.2, 8.3, and 8.4 (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the fulfillment or waiver of those conditions), the closing (the “Initial Closing”) of the Transactions (the “Initial Transactions”) will take place on a date that is four (4) days following the expiration of the Due Diligence Period which date the Parties agree and acknowledge (notwithstanding anything to the contrary in this Agreement) is June 27, 2013 (the “Initial Closing Date”), at the New York City office of Hogan Lovells US LLP, unless another time, date or place is agreed by the Seller Parties and Purchaser. In the event that the Initial Closing shall not have occurred as of the Initial Closing Date and the only conditions to the obligations of the Parties to effect the Transactions with respect to the Properties being sold at such

Closing that have not been satisfied as of such date are the conditions set forth in Section 8.2(b), then the Seller Parties, on the one hand, or Purchaser, on the other hand, shall be entitled, by notice to the other no later than 11:59 p.m. (Eastern Time) on the Initial Closing Date, to extend the Initial Closing Date by an additional number of days not to exceed thirty (30) days, in each instance. The Initial Closing Date may be extended pursuant to the preceding sentence up to the Outside Date.

8.2          Conditions to each Party’s Obligation to effect the Initial Transactions. The respective obligations of each Party to effect the Initial Transactions will be subject to the satisfaction or waiver by Purchaser and the Seller Parties on or prior to the Initial Closing Date of the following conditions:

(a)          Governmental and Regulatory Approvals. The consents, approvals and actions of, filings with, and notices to, any Governmental Entity set forth on Schedule 3.2(b) shall have been obtained or made and remain in full force and effect; provided, however, that if the conditions specified in this Section 8.2(a) are not satisfied with respect to particular Properties as of the Closing, such Properties shall be designated as a Heldback Property, subject to the terms and conditions of Article VI.

(b)          No Injunction or Restraint. No preliminary or permanent injunction, order or decree issued by any court or other Governmental Entity of competent jurisdiction shall be in effect, or any proceeding brought by any Governmental Entity before a court of competent jurisdiction seeking any such injunction, order or decree shall be pending (collectively, “Restraints”), in each case with the effect of, prohibiting or materially restricting the consummation of the Transactions taken as a whole.

(c)          No Asset Transfer Restraint shall be in effect with respect to any Properties to be purchased at the Closing; provided, however, that if the conditions specified in this Section 8.2(c) are not satisfied with respect to particular Properties as of the Closing, such Properties shall be designated as a Heldback Property, subject to the terms and conditions of Article VI.

8.3          Conditions to Obligations of the Seller Parties to the Initial Closing. The obligations of the Seller Parties to effect the Initial Transactions will be further subject to satisfaction on or prior to the Initial Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Seller Parties:

(a)          Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of the Agreement and the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, determined for purposes of this Section 8.3(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or Purchaser Material Adverse Effect. As used in this Agreement, a “Purchaser Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that would reasonably be expected to materially adversely affect the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the Transactions.

(b)          Performance of Covenants of Purchaser. Purchaser shall have performed in all material respects all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c)          Initial Closing Deliveries. Purchaser shall have delivered to the Seller Parties the following:

(i)          the applicable Closing Consideration less the Initial Closing Deposit by wire transfer of immediately available funds to one or more accounts designated by the Seller Parties;

(ii)         executed Deposit Release Instruction;

(iii)        a certificate of Purchaser, dated as of the Initial Closing Date, and  signed by an authorized officer of Purchaser, certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied; and

(iv)        executed counterparts to the Property Transfer Documents, where Purchaser’s signature is required on such documents, and to the Transitional Services Agreement.

(d)          Compliance with ROFRs. The period during which a Tenant has the right to exercise a right to purchase any ROFR Property to be purchased at a Closing pursuant to the applicable ROFR shall have expired without such ROFR having been exercised or the Seller Parties shall have obtained consent from the applicable Tenant waiving its rights under the applicable ROFR in connection with the transfer or assignment of the applicable ROFR Property and the Seller Parties shall have delivered to Purchaser a certificate signed by an authorized officer of each applicable Seller Party (i) to that effect and (ii) enclosing copies of each such consent, if any.

(e)          Asset Transfer Restraint. No Asset Transfer Restraint shall be in effect with respect to any Properties to be purchased at such applicable Closing.

provided, however, that if the conditions specified in Sections 8.2(d) and 8.2(e) above are not satisfied with respect to particular Properties as of the Closing, such Properties shall be designated as a Heldback Property, subject to the terms and conditions of Article VI.

8.4          Conditions to Obligations of Purchaser to the Initial Closing. The obligations of Purchaser to effect the Transactions will be further subject to satisfaction on or prior to the Initial Closing Date of each of the following conditions precedent, any of which may be waived exclusively by Purchaser:

(a)          Representations and Warranties of the Seller Parties. Each of the representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, determined for purposes of this Section 8.4(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or a Material Adverse Effect (other than the representation in Section 3.4).

(b)          Performance of Covenants of the Seller Parties. The Seller Parties, as applicable, shall have performed in all material respects all covenants (without regard, for purposes of this Section 8.4(b), to any materiality qualifications contained in such covenants) required to be performed by them under this Agreement on or prior to the Closing Date.

(c)          Absence of Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that individually or in the aggregate with one or more other events, circumstances or changes, has had or would be reasonably expected to have, a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means any fact, circumstance, event, occurrence, change or effect that is materially adverse to (x) the ability of the Seller Parties to timely perform their obligations under this Agreement or to consummate the Transactions or (y) the Properties transferred at the applicable Closing, taken as a whole, provided, however, that no facts, circumstances, events, occurrences, changes, or effects proximately caused by any of the following shall be deemed in itself, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) the negotiation, execution, announcement, performance, pendency or consummation of the Transactions; (ii) any adverse change that results from general legal, tax, regulatory, political or business changes in or which affect the restaurant or real estate industries (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Properties in a disproportionate manner as compared to other Persons in such industries); (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) changes in the United States of America, regional or global economies (except to the extent such adverse fact, circumstance, event, occurrence, change or effect affects the Properties in a disproportionate manner as compared to other Persons in the restaurant or real estate industries), or (v) acts of God or other calamities, national or international political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or acts of terrorism directly or indirectly involving or affecting the United States of America.

(d)          Title Policy. Subject to payment of the premium required for the issuance of Purchaser’s title policy and any other customary requirements of Purchaser’s title insurance company that are typically imposed upon and complied with by similar purchasers in like transactions, Purchaser’s title insurance company shall deliver to Purchaser a current ALTA form of owner’s title insurance policy (or equivalent form of owner’s title insurance policy then customarily being accepted by purchasers of properties in the applicable state comparable to the applicable Property), or irrevocable binder to issue the same, dated, or updated, to the Closing Date, insuring, or irrevocably committing to insure, at normal statutory premium rates, without the requirement for additional premiums or escrows, Purchaser’s fee or leasehold title (as applicable) to the Property, subject only to exceptions to coverage that constitute Permitted Encumbrances, and otherwise in form reasonably satisfactory to Purchaser.

(e)          Initial Closing Deliveries. The Seller Parties shall have delivered to Purchaser the following:

(i)          executed counterparts of the Deposit Release Instruction;

(ii)         executed counterparts to the Transitional Services Agreement and executed Property Transfer Documents, including executed counterparts of those Property Transfer Documents where the Seller Parties’ signature is required on such Documents;

(iii)        a certificate of the Seller Parties, dated as of the Initial Closing Date, and signed by an authorized officer of each applicable Seller Party, certifying that the conditions set forth in Sections 8.4(a), 8.4(b) and 8.4(c) have been satisfied; and

(iv)        a certificate signed by each Seller Party that such Seller Party is not a “foreign person” as defined in Section 1445 of the Code.

(f)          Compliance with ROFRs. The period during which a Tenant has the right to exercise a right to purchase any ROFR Property to be purchased at any Closing pursuant to any ROFR shall have expired without such ROFR having been exercised or the Seller Parties shall have obtained consent from the applicable Tenant waiving its rights under the applicable ROFR in connection with the transfer or assignment of the applicable ROFR Property and the Seller Parties shall have delivered to Purchaser a certificate signed by an authorized officer of each applicable Seller Party (i) to that effect and (ii) enclosing copies of each such consent, if any.

(g)          Asset Transfer Restraint. No Asset Transfer Restraint shall be in effect with respect to any Properties to be purchased at such applicable Closing.

provided, however, that if the conditions specified in Sections 8.2(d), 8.4(f) and 8.4(g) above are not satisfied with respect to particular Properties as of the Closing, such Properties shall be designated as a Heldback Property, subject to the terms and conditions of Article VI.

8.5          Deferred Closings. In the event that (a) any Deferred Properties remain subject to a ROFR as of the Initial Closing Date, or (b) there is a Restraint in effect on the Initial Closing Date (an “Asset Transfer Restraint”) preventing or prohibiting the transfer or assignment of any Properties to Purchaser, then a closing (each, a “Deferred Closing”) of the purchase of (x) such Deferred Properties as to which the restrictions on sale under the applicable ROFR have been satisfied or waived, (y) such Properties as to which an Asset Transfer Restraint was previously in effect and is no longer in effect, and (c) any former Heldback Properties that have ceased to qualify as Heldback Properties, as contemplated by Section 6.1(c), shall, subject to the last sentence of Section 8.5, take place on July 31, 2013, August 30, 2013 and September 26, 2013 (each such date, a “Deferred Closing Date”), in each case, at the New York City office of Hogan Lovells US LLP, unless another time, date or place is agreed by the Seller Parties and Purchaser. For the avoidance of doubt, no Deferred Closing Date shall be later than September 27, 2013 unless agreed by the Seller Parties and Purchaser. The Seller Parties shall notify the Purchaser no later than July 18, 2013 (for the first Deferred Closing), August 19, 2013 (for the second Deferred Closing) and September 20, 2013 (for the third Deferred Closing) of all Deferred Properties and Properties that have ceased to be subject to Asset Transfer Restraints or ceased to be Heldback Properties that will be sold at such Deferred Closing, subject to satisfaction of the conditions for closing set forth in Sections 8.6 and 8.7.

8.6          Conditions to Obligations of the Seller Parties to a Deferred Closing. The obligations of the Seller Parties to effect the Deferred Transactions with respect to the Properties to be purchased at each Deferred Closing, as set forth in the notice provided by the Seller Parties pursuant to Section 8.5, will be subject to the satisfaction on or prior to the applicable Deferred Closing Date of each of the following conditions precedent, which may be waived exclusively by the Seller Parties; provided that, if the conditions in Section 8.3(d) or (e) are not satisfied as to any Property as of the applicable Deferred Closing Date, such Property shall not be purchased and sold at such Deferred Closing Date:

(a)          Deferred Closing Deliveries. Purchaser shall have delivered to the Seller Parties the following:

(i)          the applicable Closing Consideration less the applicable Deferred Closing Deposit by wire transfer of immediately available funds to one or more accounts designated by the Seller Parties;

(ii)         executed counterparts to the Deposit Release Instruction; and

(iii)        executed counterparts to the Property Transfer Documents.

8.7          Conditions to Obligations of Purchaser to a Deferred Closing. The obligations of Purchaser to effect the Deferred Transactions with respect to the Properties to be purchased at each Deferred Closing, as set forth in the notice provided by the Seller Parties pursuant to Section 8.5, will be subject to the satisfaction on or prior to the applicable Deferred Closing Date of the following conditions precedent (in addition to the conditions set forth in Sections 8.2, 8.4(a), 8.4(b), 8.4(c), 8.4(d), 8.4(f) and 8.4(g) in each case, to the extent relating to Properties, solely with respect to the Properties to be purchased at such Deferred Closing), which may be waived exclusively by Purchaser:

(a)          Deferred Closing Deliveries. The Seller Parties shall have delivered to Purchaser the following:

(i)          executed counterparts of those Property Transfer Documents where Purchaser’s signature is required on such documents;

(ii)         executed counterparts to the Deposit Release Instruction;

(iii)        a certificate of the Seller Parties, dated as of the Deferred Closing Date, and signed by an authorized officer of each applicable Seller Party, certifying that the conditions set forth in Sections 8.4(a), 8.4(b), 8.4(f) and 8.4(g) have been satisfied with respect to the Properties to be purchased at such Deferred Closing, as applicable; and

(iv)        a certificate signed by each applicable Seller Party that such Seller Party is not a “foreign person” as defined in Section 1445 of the Code.

ARTICLE IX

TERMINATION; DEFAULT AND REMEDIES

9.1          Termination. This Agreement may be terminated at any time prior to the Initial Closing Date:

(a)          by mutual written consent signed by or on behalf of a duly authorized officer of Purchaser and the Seller Parties at any time prior to the Initial Closing;

(b)          by Purchaser or the Seller Parties, if any Restraint having the effects set forth in Section 8.2(b) shall be in effect and shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint; and provided further that a material failure by the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) to fulfill any obligation under this Agreement shall not have been a principal cause of, or resulted in, the imposition of such Restraint;

(c)          by either Purchaser, on the one hand, or the Seller Parties, on the other hand, if the Initial Closing shall not have occurred on or prior to September 27, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on such date;

(d)          by the Seller Parties, if, upon satisfaction of the conditions set forth in Sections 8.2 and 8.4 (other than those conditions that by their nature are to be satisfied at a Closing), Purchaser fails to pay the Closing Consideration or Purchaser fails to perform its other obligations required to be performed on such Closing Date in any material respect; provided, the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if the Seller Parties shall have breached in any material respect their respective obligations under this Agreement so as to cause the conditions set forth in Sections 8.2, 8.4(a), 8.4(b), 8.4(d), 8.4(f) and 8.4(g) not to be satisfied;

(e)          by Purchaser, if a breach of any representation or a breach of or failure to perform any warranty, covenant or agreement on the part of the Seller Parties set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 8.2, 8.4(a), 8.4(b), or 8.4(e) to be unable to be satisfied by the Initial Closing Date, it being acknowledged and agreed by the Seller Parties that no updating of any schedules to the Agreement shall be permitted); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available if Purchaser shall have breached in any material respect its obligations under this Agreement so as to cause the conditions set forth in Sections 8.2, 8.3(a), and 8.3(b) not to be satisfied;

(f)          by Purchaser during the Due Diligence Period in accordance with Section 2.2; or

(g)          The Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Parties.

9.2          Effect of Termination. In the event of termination of this Agreement by either the Seller Parties or Purchaser as provided in Section 9.1, this Agreement will forthwith become void and have no further effect, without any liability or obligation on the part of Purchaser or the Seller Parties, neither party shall have any further rights or obligations hereunder (other than Sections 2.3, 5.5 and 9.3, this Section 9.2 and Article XI, which provisions shall survive such termination along with any other provisions of this Agreement which by their terms expressly survive such termination), and the Escrow Agent shall return the Deposit to Purchaser, together with any interest and other investment income earned thereon, unless the Seller Parties terminated this Agreement pursuant to Section 9.1(d), in which event, notwithstanding anything to the contrary contained in this Agreement, the Escrow Agent shall release to the Seller Parties the Deposit, together with any interest and other investment income earned thereon, as liquidated damages and as the sole and exclusive remedy of the Seller Parties in respect of Purchaser’s default (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser’s default, and that receipt of the Deposit by the Seller Parties represents as fair an approximation of such actual damages as the parties can now determine).

9.3          Defaults and Remedies.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if the Initial Closing does not occur by reason of any default of the Seller Parties, Purchaser as its sole remedy may elect any one of the following:

(i)          terminate this Agreement in accordance with Section 9.1, with the effects specified in Section 9.2, and upon such termination Seller Parties shall pay Purchaser $10,000,000 in liquidated damages within five (5) Business Days of the date such termination notice is received by Seller Parties; or

(ii)         sue for specific performance of the Seller Parties’ obligations under this Agreement.

(b)          If, following the Initial Closing, a Deferred Closing does not occur due to Purchaser’s failure to pay the applicable Closing Consideration or Purchaser’s failure to perform its other obligations required to be performed on the applicable Deferred Closing Date, in any material respect, and provided all conditions to Purchaser’s obligation to effect the applicable Deferred Closing have been satisfied, the Escrow Agent shall release to the Seller Parties the Deferred Closing Deposit together with any interest and other investment income earned thereon, as liquidated damages and as the sole and exclusive remedy of the Seller Parties in respect of Purchaser’s default (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser’s default, and that receipt of the Deferred Closing Deposit by the Seller Parties represents as fair an approximation of such actual damages as the parties can now determine), and the obligation of the Parties to effect any further Deferred Transactions shall terminate.

(c)          If, following the Initial Closing, a Deferred Closing does not occur by reason of any default of the Seller Parties, Purchaser as its sole remedy may elect any one of the following:

(i)          elect not to purchase the applicable Properties to be sold at such Deferred Closing or at any subsequent Deferred Closing by notice to the Seller Parties, in which event Seller Parties shall pay Purchaser an amount equal to the Seller Party Damage Amount with respect to such Deferred Closing in liquidated damages within five (5) Business Days of the date such notice is received by Seller Parties and Purchaser shall be entitled to obtain a release of the Deferred Closing Deposit from the Escrow Agent; or

(ii)         sue for specific performance of the Seller Parties’ obligation to effect such Deferred Closing.

(d)          Except as provided in this Section 9.3 and Section 10.2, Purchaser will have no other remedy or right to seek any other damages at law or remedy in equity with respect to such default, absent fraud. It is understood and agreed that Purchaser shall have the right of injunctive relief under Section 11.10(a) to enforce the Seller Parties’ obligations hereunder.

(e)          Notwithstanding anything to the contrary in this Agreement, the Seller Parties’ right to receive payment pursuant to Section 9.2 shall be the exclusive remedy of the Seller Parties for Losses suffered as a result of Purchaser’s breach of this Agreement and upon payment of the Deposit or Deferred Closing Deposit, as applicable, to the Seller Parties as set forth in Section 9.2, Purchaser and its Affiliates, associates and Representatives shall have no further liability or obligation relating to or arising out of this Agreement except as set forth in Sections 2.3 and 5.5, which provisions by their terms therein survive such termination along with any other provisions which by their terms survive such termination.

9.4          Failure of Conditions for Deferred Closing. The obligations of the Seller Parties and the Purchaser to effect any further Deferred Transactions may be terminated, and Purchaser shall be entitled to obtain a release of the applicable Deferred Closing Deposit from the Escrow Agent:

(a)          by mutual written consent signed by or on behalf of a duly authorized officer of Purchaser and the Seller Parties at any time prior to such Deferred Closing;

(b)          by Purchaser or the Seller Parties, if any Restraint having the effects set forth in Section 8.2(b) shall be in effect and shall have become final and nonappealable; provided that the Party seeking to terminate the obligation to effect the Deferred Closing pursuant to this Section 9.4(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint; and provided further that a material failure by the Party seeking to terminate the obligation to effect the Deferred Closing pursuant to this Section 9.4(b) to fulfill any obligation under this Agreement shall not have been a principal cause of, or resulted in, the imposition of such Restraint; or

(c)          by either Purchaser, on the one hand, or the Seller Parties, on the other hand, if all of the Deferred Properties and other Properties that are not Heldback Properties shall not have been sold to Purchaser at a Deferred Closing on or prior to September 27, 2013; provided, however, that the right to terminate the obligation of the parties to consummate further Deferred Transactions under this Section 9.4(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of all such Properties to be sold on or before such date.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.1        Survival of Representations and Warranties. The representations and warranties of the Parties to this Agreement shall survive the applicable Closing Date for a period of twelve (12) months following the applicable Closing Date; provided, however, that the representations and warranties in Sections 3.1, 3.3 and 3.12 (and, together with Sections 3.7 and 3.8, the “Fundamental Seller Representations”) and Section 4.1 and 4.3 (collectively, the “Fundamental Purchaser Representations”) and Section 3.7, which shall survive the applicable Closing for a period of five (5) years following the Initial Closing Date or the Deferred Closing Date, as applicable.

10.2        Indemnification by the Seller Parties. From and after the Initial Closing Date, the Seller Parties shall, subject to the provisions of this Article X, indemnify and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that may be suffered or incurred by any Purchaser Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a)          the inaccuracy of any representation or warranty made by the Seller Parties in Article III (in each case, other than the Fundamental Seller Representations), as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any Material Adverse Effect, materiality or similar monetary qualification (other than in the case of clause (b) of Section 3.4);

(b)          the inaccuracy, as of the date of this Agreement or the Closing Date, of any Fundamental Seller Representation; and

(c)          the failure by the Seller Parties to perform any covenant or agreement made by the Seller Parties in this Agreement.

10.3        Indemnification by Purchaser.

(a)          From and after the Initial Closing Date, Purchaser shall, subject to the provisions of this Article X, indemnify and hold harmless the Seller Parties and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(i)          the inaccuracy of any representation or warranty made by Purchaser in Article IV (other than the Fundamental Purchaser Representations), as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any materiality or similar monetary qualification;

(ii)         the inaccuracy, as of the date of this Agreement or a Closing Date of the Fundamental Purchaser Representations; and

(iii)        the failure by Purchaser to perform any covenant or agreement made by Purchaser in this Agreement.

(b)          From and after the Initial Closing Date, Purchaser shall, subject to the provisions of this Article X, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses that may be suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to the Assumed Liabilities with respect to Properties that have been sold hereunder.

10.4        Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal).

10.5        Notice and Resolution of Claims.

(a)          Notice. Each Person entitled to indemnification pursuant to Section 10.2 or 0.3 (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may have under Section 10.2 or 10.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 10.2 or 10.3, as applicable, except to the extent that the failure prejudices the ability of the Indemnifying Party to contest that claim.

(b)          Defense of Third Party Claims. If a claim for indemnification pursuant to Section 10.2 or 10.3 shall arise from any Action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article X unless (i) the Indemnified Party is advised by counsel reasonably satisfactory to the Indemnifying Party that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such Action, or (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnified Parties with respect to any claim indemnified under this Article X; provided, that an

Indemnified Party shall be entitled to employ separate counsel at the expense of the Indemnifying Party if the Indemnified Party is advised by counsel reasonably satisfactory to the Indemnifying Party that use of such other counsel would give rise to a conflict of interest, in which case the reasonable expenses of counsel to such Indemnified Party shall be reimbursed by the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 10.5(b), (A) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 10.2 or 10.3 without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnified Party or require the Indemnified Party to admit any fault, culpability or failure to act by or on behalf of the Indemnified Party, and (B) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 10.2 or 10.3 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party Claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this Article X and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c)          The provisions of this Section 10.5(c) shall apply, to the extent applicable, to any Claim relating to or arising from Seller Parties’ obligation to indemnify Purchaser Indemnified Parties under Section 10.2(a) as to any breaches of the representations and warranties contained in Section 3.10, including any associated investigative, remedial or corrective action or monitoring (“Environmental Response”) (collectively, “Environmental Claims”).

(i)          The Seller Parties shall have the right, but not the obligation, to assume the defense or control of or settle any Environmental Claim, or undertake any Environmental Response, with counsel, consultants or contractors selected by any Seller Party (to be reasonably acceptable to the Purchaser), provided that the Seller Parties shall, to the extent relevant to the Properties, (A) keep Purchaser reasonably informed as to the status of the foregoing, (B) promptly provide Purchaser with any material information, documentation and correspondence relating to the Environmental Claim or Environmental Response and (C) exercise reasonable best efforts to consult with Purchaser prior to exchanges of material documentation, material information or material negotiations with any Person (Purchaser to make itself reasonably available and without delay as to same).

(ii)         To the extent that any Seller Party has chosen, at its discretion, to undertake any Environmental Response, Purchaser shall, and shall cause each of its Affiliates and Representatives to, provide any Seller Party and its Representatives with reasonable access to such asset or property (subject to the rights of tenants) to permit any Seller Party or its Representatives to undertake such Environmental Response at reasonable times, on reasonable advance written notice and without unreasonable interference with Purchaser’s business operations. Purchaser agrees that it will not, to the extent practicable, unreasonably interfere with or disturb any Seller Party’s performance of such Environmental Response and, as is reasonably necessary, shall provide access to site utilities.

(iii)        To the extent that costs or liabilities relating to an environmental condition which is the subject of an Environmental Claim for which Purchaser seeks indemnification from any Seller Party are exacerbated or increased after the Initial Closing Date due to an act or omission of Purchaser, its Affiliates, their respective contractors and subcontractors or third parties acting on their own or under the supervision or direction of Purchaser or any Governmental Entity, the Seller Parties shall not be responsible to the extent of any such increase in costs.

(iv)        The Seller Parties shall have no obligation for any Environmental Claim to the extent that the Loss for which Purchaser is seeking indemnification relates to, arises out of or results from (A) the closure, transfer, sale or termination of a Lease after the Closing Date, (B) any change in the use of all or part of any of the Properties after the Closing Date, (C) any investigation, cleanup, remedial or similar activity other than as required to comply with the minimum applicable standards acceptable to the relevant Governmental Entity under applicable Environmental Law in effect and enforceable as of the Closing Date or (D) any disclosure to any Governmental Entity by Purchaser or any Purchaser Indemnified Party which incites any Governmental Entity to investigate or enforce its powers in respect of any environmental condition which may be or is the subject of an Environmental Claim (except to the extent that Purchaser demonstrates that any such Governmental Entity already planned to commence such investigation and/or enforcement).

(v)         The Seller Parties’ indemnification obligation for any Environmental Claim shall be extinguished and of no further force or effect to the extent that any Purchaser Indemnified Party conducts or grants any third party permission to conduct any environmental sampling or testing of soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, under or within any portion of the Properties unless (A) in response to an immediate, imminent and substantial threat to human health or the environment as required under applicable Environmental Law, or (B) in connection with the proposed closure of all or a portion of any Property were required by a Governmental Entity or Third Party Claim under Environmental Law.

10.6        Limitations on Liability.

(a)          Exclusion of Certain De Minimis Matters. No Indemnifying Party shall have any obligation or liability to any Indemnified Party pursuant to Section 10.2(a), Section 10.2(b) as it relates to representations under Section 3.7 or Section 10.3(a)(i) with respect to any single event or condition, or series of related events, conditions or items arising out of substantially the same facts, with respect to which the Losses incurred or suffered by the Indemnified Party shall not have exceeded $100,000 (any such event or condition or series of related events, conditions or items being hereinafter referred to as a “De Minimis Matter”).

(b)          Deductible.

(i)          The Seller Parties shall not have any obligation or liability to any Purchaser Indemnified Party under Sections 10.2(a) and 10.2(b) as it relates to representations under Section 3.7 unless and until (A) the aggregate amount of Losses incurred or suffered by the Purchaser Indemnified Parties arising out of the matters referred to in Sections 10.2(a) and 10.2(b) as it relates to representations under Section 3.7 exclusive of any and all Losses arising out of De Minimis Matters, shall have exceeded Four Million U.S. Dollars ($4,000,000) or (B) the aggregate amount of Losses incurred or suffered by the Purchaser Indemnified Parties arising out of matters referred to in Section 10.2(b) as it relates to representations under Section 3.7, exclusive of any and all Losses arising out of De Minimis Matters with respect to such matters, shall have exceeded One Million U.S. Dollars ($1,000,000), in which case the Seller Parties shall be obligated and liable under Sections 10.2(a) and 10.2(b) as it relates to representations under Section 3.7, as applicable, only with respect to such applicable excess.

(ii)         Purchaser shall not have any obligation or liability to any Seller Indemnified Party under Section 10.3(a) unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnified Parties arising out of the matters referred to in Section 10.3(a), exclusive of any and all Losses arising out of De Minimis Matters, shall have exceeded $4,000,000, in which case Purchaser shall be obligated and liable under Section 10.3(a) only with respect to such excess.

(c)          Limit of Liability. The liability of the Seller Parties pursuant to Section 10.2(a) shall not exceed $40,000,000 in the aggregate and the liability of Purchaser pursuant to Section 10.3(a) shall not exceed $40,000,000 in the aggregate. Under no circumstances shall the aggregate liabilities of the Seller Parties or the aggregate liabilities of Purchaser pursuant to this Article X exceed $726,022,365.

(d)          Limit on Time for Assertion of Claims. None of the Seller Parties or Purchaser shall have any obligation or liability pursuant to Section 10.2(a) or Section 10.3(a)(i) respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 10.5 prior to the termination of the survival period applicable to such representation or warranty as set forth in Section 10.1. None of the Seller Parties or Purchaser shall have any obligation or liability pursuant to Section 10.2(a) or Section 10.3(a)(iii), respectively, for any breach of any covenant contained in this Agreement that occurred prior to a Closing unless notice of a claim asserting such breach shall have been given in accordance with Section 10.5 on or before the date six (6) months following the Closing Date. It is the express intent of the Parties that, if the applicable period for an item as contemplated by this Section 10.6(d) is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.6(d) for the assertion of claims, under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(e)          Other Limitations.

(i)          None of the Seller Parties or Purchaser shall have any obligation or liability under Section 10.2 or Section 10.3, as applicable, with respect to any Losses that are (A) caused by the actions of any Indemnified Party, (B) exacerbated by any Indemnified Party to the extent of the exacerbation or (C) recovered by any Indemnified Party from any third party (including insurers). The Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If the amount of any Losses suffered by any Indemnified Party is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 10.2 or Section 10.3, as applicable, by recovery from any other third party (including any insurer), an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(ii)         An Indemnifying Party shall not be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the fraud, gross negligence or willful misconduct of the Party seeking indemnification.

(iii)        Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable under this Article X to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and, in particular, no “multiple of profits”, “multiple of operating income” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(iv)        In the event of any breach giving rise to an indemnification obligation under this Article X, an Indemnified Party shall take and cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party in order to take, all commercially reasonable measures to mitigate the consequences of the related breach.

(v)         Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article X shall be paid without duplication and in no event shall any Party hereto be indemnified under different provisions of this Agreement for the same Losses. Without limiting the generality of the foregoing, Purchaser (A) shall make no claim for, and shall not be entitled to any indemnification under this Article X in respect of, any matter that is taken into account in the calculation of any adjustment to the Unadjusted Purchase Price pursuant to Section 1.3 and (B) shall be limited to a single Price Adjustment without duplication to the extent any Price Adjustment arises from or out of any facts, circumstances, conditions or events that overlap.

10.7         Exclusive Remedy; Nature of Representations and Warranties. Following the applicable Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement or otherwise relating to the Properties or the subject matter of this Agreement shall be indemnification in accordance with this Article X, except with respect to any claim based on fraud, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, by statute or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the Properties or the subject matter of this Agreement) it may have against the other Parties hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Notwithstanding the foregoing, this Section 10.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE XI

GENERAL PROVISIONS

11.1        Amendment. This Agreement may not be amended except by an instrument in writing signed by all the Parties hereto.

11.2        Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party if requested by the other Party, (b) waive any inaccuracies in the representations and warranties of any Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements, covenants or conditions of any Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

11.3        Seller Representative. Seller (or its successors or assigns) is hereby authorized and appointed to act for and on behalf of any or all of the Seller Parties (together with such successors or assigns, the “Seller Representative”) in connection with the Transactions or this Agreement, including any assertion of any and all Claims for satisfaction of a loss by a Seller Indemnified Party pursuant to the terms of this Agreement and all actions and determinations in connection therewith. The Seller Parties hereby agree that Purchaser shall be entitled to deliver notices solely to the Seller Representative and that Purchaser shall only be required to respond to notices received from, elections made by or Claims asserted by the Seller Representative on behalf of the various Seller Parties and the Seller Indemnified Parties. Purchaser may rely upon the authority of the Seller Representative to act on behalf of the Seller Parties and Seller Indemnified Parties without any inquiry.

11.4        Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including a writing delivered by facsimile transmission) and shall be deemed given (a) when delivered, if sent by registered or certified mail (return receipt requested); (b) when delivered, if delivered personally or sent by facsimile (with proof of transmission); or (c) on the Business Day after deposit (with proof of deposit), if sent by overnight mail or overnight courier; in each case, unless otherwise specified or provided in this Agreement, to the Parties at the following addresses (or at such other address or fax number for a Party as will be specified by like notice):

if to the Seller Parties and/or Seller Representative, to:

GE Capital Franchise Finance Corporation

8377 East Hartford Drive

Suite 200

Scottsdale, Arizona 85255

Attention: General Counsel

Telecopy: (800) 447-8947

with a copy (which shall not constitute notice) to:

General Electric Capital Corporation

901 Main Avenue

Norwalk, Connecticut 06851

Attention: Senior Counsel – Mergers & Acquisitions

Telecopy: (203) 750-7098

if to Purchaser to:

American Realty Capital Operating Partnership IV, L.P.

c/o AR Capital, LLC

405 Park Avenue, 12th Floor

New York, NY 10022

Attention: Brian Block, CFO

Telecopy: (646) 861-7785

with copies (which shall not constitute notice) to:

AR Capital, LLC

405 Park Avenue, 12th Floor

New York, NY 10022

Attention: Jesse C. Galloway, EVP & GC

Telecopy: (646) 861-7804

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention: Steven L. Lichtenfeld, Esq.

Facsimile: (212) 969-2900

11.5        Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which such Party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

11.6        Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile signature or in portable document format (PDF).

11.7        Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the Parties and their respective Affiliates and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt that certain memorandum of understanding with respect to the Transactions by and between AR Capital, LLC, an Affiliate of Purchaser, and Seller dated May 22, 2013, which memorandum of understanding shall be deemed terminated in all respects. Notwithstanding the foregoing, the Confidentiality Agreement will remain in full force and effect in all respects, except to the extent modified by the provisions of Section 5.5. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Seller Party shall have any liability for any obligations or liabilities of the Seller Parties under this Agreement or agreements contemplated hereby or for any claim based on, in respect of, or by reason of, the Transactions.

11.8        Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York (except that the Property Transfer Documents shall be governed by the Laws of a State where a Property is located), regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

11.9        Assignment; Binding Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 11.9 shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser shall have the right to designate one or more Affiliates to take title to any or all of the Properties by notice to the Seller Parties as soon as practicable following the date hereof but no later than June 5, 2013 with respect to the Properties subject to the Ground Leases and June 10, 2013 with respect to all other Properties; provided that there is no increase in the costs borne by the Seller Parties under Section 11.13, and provided further that no such assignment shall release Purchaser from its obligations hereunder, and provided further that no additional third party consents shall be required.

11.10        Enforcement.

(a)          Injunctive Relief and Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that a court located in the State of New York finally determines that Purchaser is entitled to the remedy of specific performance, the Parties hereby acknowledge and agree that Purchaser shall be entitled to enforcement of such determination in any state in which a Property is located with respect to such Property.

(b)          Jurisdiction. Each Party (i) irrevocably consents to submit itself to the exclusive jurisdiction of any federal or state court sitting in Manhattan, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient forum, and agrees not to plead or claim the same.

(c)          Right to Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)          Notwithstanding anything to the contrary set forth in this Agreement and except with respect to the right of the Seller Parties and Purchaser to seek equitable remedies to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement to consummate the Transactions, the Seller Parties and Purchaser shall comply with the provisions of this Section 11.10(d) prior to filing or commencing any Action against the other Parties arising out of, or relating to, this Agreement, any related agreement or the transactions contemplated hereby or thereby. The Seller Parties or Purchaser, as the case may be, shall deliver a written notice (a “Litigation Notice”) to the other Parties stating its intention to commence such Action and setting forth in reasonable detail the material disputed issues that would be the subject matter of such proposed Action. For a period of ninety (90) calendar days after receipt by the Seller Parties or Purchaser, as the case may be, of a Litigation Notice, (i) none of the Seller Parties or Purchaser shall file or commence (of cause any other Person to file or commence) any Action against the other Parties with respect to the disputed issues that are the subject of the Litigation Notice, except that any Party may file or commence any Action against any other Party with respect to such disputed issue if the relevant statute of limitations would otherwise expire during such ninety (90) day period if such Action was not filed or commenced; (ii) the Seller Parties and Purchaser shall each make reasonably available from time to time to discuss the subject matter of the Litigation Notice (A) one or more of its officers, (B) at least one member of its in-house or outside legal counsel and (C) such other employees or representatives as the other Parties may reasonably request; and (iii) the Seller Parties and Purchaser shall cooperate in good faith to resolve the disputed issues that are the subject matter of the Litigation Notice prior to the expiration of such ninety (90) day period.

11.11        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.12        Time is of the Essence. The Parties hereto acknowledge and agree that TIME IS OF THE ESSENCE for the performance of all actions required or permitted to be taken under this Agreement and the consummation of the Transactions. Whenever an action must be taken under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Eastern Time) on such date, provided, that such action must be completed by 3:00 p.m. (Eastern Time) with respect to the payment of any portion of the Unadjusted Purchase Price and other payments by Purchaser on a Closing Date.

11.13        Expenses. Except as provided in this Section 11.13, each Party will bear its own costs and expenses related to the negotiation and execution of this Agreement, and obtaining third party consents to the performance of such Party’s obligations under this Agreement (it being acknowledged that the costs incurred in obtaining third party consents shall be borne by the Seller Parties). Purchaser will be responsible for all fees and costs of RCS Capital Corp. and any other financial advisor to Purchaser. The Seller Parties will be responsible for the fees and costs of Bank of America Merrill Lynch and any other financial advisor to Seller, the Seller Parties or any Affiliates thereof with respect to the Transactions. Purchaser will be responsible for all of its own diligence costs and inspection fees, including the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. Purchaser will be responsible for any premiums and other charges and fees including, to the extent applicable, any cancellation fees, for the Title Commitments, any title policies, any UCC or other searches, any surveys and for any lender’s policy of title insurance. Purchaser will be responsible for all Property Transfer Costs. Except as set forth in Section 6.3(f), the Seller Parties will have no responsibility for obtaining or paying for any Surveys, Title Commitments and Property Transfer Costs.

11.14        Schedule References and Sections. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant to the extent the relevance of such disclosure in such Section or Schedule where the item has not been disclosed is reasonably apparent. Any disclosure with respect to a Section of this Agreement shall be deemed to be disclosed for other Sections of this Agreement, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement shall be construed as an admission or indication that such item or other matter is material for purposes of this Agreement or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of, or default under, any Contract, Law or judgment or order of a Governmental Entity shall be construed as an admission or indication that any breach, violation or default exists or actually occurred.

11.15        Joint and Several Liability; Joint Action. Each Seller Party shall be jointly and severally liable for the obligations of the Seller Parties under this Agreement. Any termination of this Agreement pursuant to Article IX shall be effective only if it is signed by the Seller Representative (on behalf of all Seller Parties).

11.16        Effect of Pre-Closing Actions. If any representation or warranty of the Seller Parties shall fail to be true and correct in any respect on a Closing Date and such failure is the result of the Seller Parties taking any action after the date of this Agreement otherwise consented to in writing by Purchaser (including pursuant to Section 5.2 hereof), such representation or warranty shall be deemed true and correct on such Closing Date to the extent of such failure for all purposes of this Agreement, including for purposes of Article VIII, Article IX and Article X.

11.17        Further Assurances.

(a)          The Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance (including conveyance of all of parcels of land associated with each of the Properties to the extent not otherwise directly or indirectly conveyed in connection with the Closing) and transfer and take such other actions as may be necessary to comply with state and local requirements and carry out the purposes and intents of this Agreement.

(b)          If at any time or from time to time after the Closing any Seller Party, on the one hand, or Purchaser or any of its Affiliates, on the other hand, receives any cash, checks or other property, which properly belongs to the other in accordance with the terms and conditions of this Agreement including, without limitation, in respect of reimbursements of Utility Charges (the “Post-Closing Collection Amount”), (i) such Post-Closing Collection Amount shall be received by the receiving party as agent for and on behalf of the other, and (ii) the receiving party shall promptly notify the other thereof and shall promptly remit all such receipts to the other as soon as practicable, and shall provide to the other information as to the nature, source and classification of such payment. Further, the Parties agree, if reasonably requested by the other, to use their respective Commercially Reasonable Efforts to cooperate in the collection of any and all cash, checks or other property due and owing to the other.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

THE SELLER PARTIES

GE CAPITAL FRANCHISE FINANCE CORPORATION, a Delaware corporation

By:	/s/ Daniel S. Henson
Printed Name:	Daniel S. Henson
Its Authorized Signatory

CNL APF PARTNERS, LP, a Delaware limited partnership

By: CNL APF GP, LLC, a Delaware limited liability company, its sole general partner

By:	/s/ Daniel S. Henson
Printed Name:	Daniel S. Henson
Its Authorized Signatory

RAI RESTAURANTS, INC., a Florida corporation

By:	/s/ Daniel S. Henson
Printed Name:	Daniel S. Henson
Its Authorized Signatory

[Signatures continue on the following page]

Signature Page to Purchase Agreement

PURCHASER

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP IV, L.P., a Delaware limited partnership

By: American Realty Capital Trust IV, Inc., its general partner

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Chairman & CEO

Signature Page to Purchase Agreement

Exhibit A

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein:

“Action” means any action, suit, claim, complaint, demand, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or investigation by any Person.

“Accountants” shall have the meaning set forth in Section 1.5(g)(iii).

“Adjusted Closing Statement” shall have the meaning set forth in Section 1.5(g)(ii).

“Adjustment Amount” means with respect to any Property, the amount set forth on Exhibit B under the column titled “Purchase Price,” as such amount is amended by mutual agreement of the Seller Parties and Purchaser and adjusted by any Proration Items in accordance with Section 1.5.

“Adjustment Time” shall have the meaning set forth in Section 1.5(a)(ii).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and provided, further, that an Affiliate of any Person shall also include (a) any Person that, directly or indirectly, owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person and (b) any officer, director, trustee or beneficiary of such Person.

“Agreed Warranty” means with respect to Purchaser’s or its Affiliate’s interest in any Property, that Purchaser or its Affiliate is transferring such title thereto as the applicable Seller Party conveyed to Purchaser, as applicable, free and clear of all Liens arising through Purchaser after the Closing Date (other than any Lien for taxes not yet due and payable), and Purchaser shall represent and warrant in writing that Purchaser or its designee is the absolute legal and beneficial owner of such Property and such Property has been operated in the ordinary course, consistent with past practice, since the Closing Date.

“Agreement” means this Purchase and Sale Agreement by and among Purchaser and the Seller Parties.

“Asset Transfer Restraint” shall have the meaning set forth in Section 8.5.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2(a).

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“Bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

“Benefit Plans” mean all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Seller Parties or any ERISA Affiliate on behalf of any employee, consultant or other service provider providing services to the Seller Parties (whether current, former or retired) or their respective dependents and beneficiaries, or (ii) with respect to which the Seller or any ERISA Affiliate has or has had any obligation on behalf of any such employee, consultant, other service provider, beneficiary or dependent.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

“Calculation Period” shall have the meaning set forth in Section 1.5(b)(ii).

“Casualty” shall have the meaning set forth in Section 7.1.

“Claims” shall have the meaning set forth in Section 5.9.

“Closing” means the Initial Closing or a Deferred Closing, as applicable.

“Closing Consideration” means an amount equal to the sum of the Adjustment Amounts for each Property being Transferred at a particular Closing.

“Closing Date” means the Initial Closing Date or Deferred Closing Date, as applicable.

“Closing Statement” shall have the meaning set forth in Section 1.5(g)(ii).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving the contemplated result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, that a Party’s commercially reasonable efforts shall not be deemed to include causing any action to be taken that is beyond such Party’s authority under the Organizational Documents of any applicable entity.

“Condemnation” shall have the meaning set forth in Section 7.1.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5(a).

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“Contract” means any written agreement, contract, instrument, lease or sublease (including any lease or sublease of real property), license, franchise, trust, note, bond, deed, mortgage, indenture, sale or purchase order, delivery order, change order, understanding, arrangement, commitment, obligation, promise or undertaking of any kind that is legally binding (but excluding any Licenses and Permits).

“Data-Room” means that certain electronic datasite maintained by Merrill Corporation in connection with the Transaction as in effect at 6:00 p.m. (New York City time) on June 1, 2013.

“Data Tape” shall have the meaning set forth in Section 3.6.

“Deferred Closing” shall have the meaning set forth in Section 8.5.

“Deferred Closing Date” shall have the meaning set forth in Section 8.5.

“Deferred Closing Deposit” means, as of each Closing after the Initial Closing, an amount equal to the lesser of (i) Forty Million U.S. Dollars ($40,000,000) and (ii) ten percent (10%) of the aggregate Unadjusted Purchase Price of the Deferred Properties and Specified Heldback Properties as of such Closing Date after giving effect to the purchase of Properties on such Closing Date.

“Deferred Properties” means those Properties (a) which remain subject to a ROFR which ROFR has not expired or has not been waived by its terms, and/or (b) with respect to which an Asset Transfer Restraint is in effect, and/or (c) any former Heldback Properties that have ceased to qualify as Heldback Properties.

“Deferred Transactions” means the Transactions contemplated to occur on any Deferred Closing Date.

“Delinquent Rent” shall have the meaning set forth in Section 1.5(b)(iii).

“Deposit” means the amount of Seventy-Two Million, Six Hundred Fifty-Five Thousand U.S. Dollars ($72,655,000) deposited with the Escrow Agent by Purchaser on May 24, 2013 in connection with the Transactions, and to be held in accordance with the Escrow Agreement.

“Deposit Release Instruction” means the letter of joint instruction from Purchaser and the Seller Parties to the Escrow Agent, instructing the Escrow Agent to immediately release the Deposit (or a portion thereof) to the account(s) designated by the Seller Parties.

“De Minimis Matter” shall have the meaning set forth in Section 10.6(a).

“Disclosure Schedules” means the disclosure schedules that the applicable Party delivered to the other Parties as of the date of this Agreement.

“Discount Percentage” shall have the meaning set forth in Schedule A-1.

“Dropped Properties” shall have the meaning set forth in Section 2.2(a).

“Due Diligence” shall have the meaning set forth in Section 2.1(a).

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“Due Diligence Period” shall have the meaning set forth in Section 2.2(a).

“Environmental Claims” shall have the meaning set forth in Section 10.5(c).

“Environmental Condition” means the presence of any Hazardous Materials in, on, under, or migrating to or from a Property; the presence of endangered or protected plant or animal species on or adjacent to a Property; or noncompliance with any Environmental Law at a Property, which presence or noncompliance would be reasonably likely to materially and adversely affect (i) the Property or (ii) the enforceability of a Lease.

“Environmental Law” means all applicable federal, state and local statutes, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, in existence on or before the date hereof, which pertain to the environment, soil, water, air, or flora and fauna, as such have been amended, modified or supplemented as of the date hereof (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those Laws in existence on or before the date hereof relating to: (a) the manufacture, processing, use, distribution, treatment, storage, disposal, discharge, release, threatened release, generation or transportation of Hazardous Materials; (b) air, soil, surface, subsurface, groundwater or noise pollution; (c) protection of endangered species, wetlands or natural resources; (d) the operation and closure of underground storage tanks; (e) health and safety of employees and other persons; and (f) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Laws also include the following as they existed on or before the date hereof: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended, to the extent it governs exposure to Hazardous Materials; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

“Environmental Response” shall have the meaning set forth in Section 10.5(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any laws, rules, or regulations related thereto.

“ERISA Affiliate” means any entity required to be aggregated in a controlled group or affiliated service group with any of the Seller Parties for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Escrow Agent” means First American Title Insurance Company.

“Escrow Agreement” shall have the meaning set forth in the Recitals.

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“Estimated Closing Statement” shall have the meaning set forth in Section 1.5(g)(ii).

“Existing Environmental Reports” shall have the meaning set forth in Section 3.10.

“Existing Policy” or “Existing Policies” shall have the meaning set forth in Section 2.4(a).

“Existing Survey” or “Existing Surveys” shall have the meaning set forth in Section 2.4(a).

“Fixed Rent” shall have the meaning set forth in Section 1.5(b)(i).

“Fundamental Seller Representations” shall have the meaning set forth in Section 10.1.

“Fundamental Purchaser Representations” shall have the meaning set forth in Section 10.1.

“General Property Disclosures” shall have the meaning set forth in Section 5.10.

“Governmental Entity” shall have the meaning set forth in Section 3.2(b).

“Ground Leases” shall have the meaning set forth in Section 3.3(b).

“Hazardous Materials” means substances, wastes, radiation or materials (whether solids, liquids or gases) (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (b) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (c) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, or (d) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, crude oil or any fraction thereof).

“Heldback Property” shall have the meaning set forth in Section 6.1

“Improvements” means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Properties, including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

“Indemnified Party” shall have the meaning set forth in Section 10.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.5(a).

“Initial Closing” shall have the meaning set forth in Section 8.1.

“Initial Closing Date” shall have the meaning set forth in Section 8.1.

“Initial Closing Deposit” means an amount equal to the Deposit minus the Deferred Closing Deposit.

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“Initial Objection Date” shall have the meaning set forth in Section 2.4(b).

“Initial Transactions” shall have the meaning set forth in Section 8.1.

“Knowledge of the Seller Parties” (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Schedule A-2 without having made a review of files or other independent inquiry. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by the Seller Parties being or becoming untrue, inaccurate or incomplete in any respect.

“Land Parcel” shall have the meaning set forth in the Recitals.

“Laws” shall have the meaning set forth in Section 3.2(a).

“Lease Modification” shall have the meaning set forth in Section 5.2(a).

“Leases” means all leases, tenancy and occupancy agreements with respect to any of the Properties or any portion thereof (other than a Ground Lease).

“Liabilities” means all debts, liabilities or obligations including all costs and expenses relating thereto.

“Licenses and Permits” means, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Properties (other than any Heldback Property), together with all renewals and modifications thereof.

“Liens” means all liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances.

“Litigation Condition” means any pending Action brought by, or any Action threatened in writing by, either the tenant or a Seller Party relating to a Property or a Lease.

“Litigation Notice” shall have the meaning set forth in Section 11.10(d).

“Losses” means all losses, liabilities, obligations, costs (including any costs incurred to enforce the terms of this Agreement), damages (excluding indirect, consequential, incidental, special and/or punitive damages) and expenses (including the cost of investigation and defense and reasonable attorneys’ fees), whether involving a Third Party Claim or claim solely between the Parties hereto.

“Mandatory Removal Exceptions” shall have the meaning set forth in Section 2.4(f).

“Material Adverse Effect” shall have the meaning set forth in Section 8.4(c).

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“Material Title Exceptions” shall have the meaning set forth in Section 2.4(b).

“Objection Date” shall have the meaning set forth in Section 2.4(b).

“Organizational Documents” means, as to any Person, its (a) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (b) articles of association, by-laws or other similar instruments; and (c) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Outside Date” shall have the meaning set forth in Section 9.1(c).

“Parent Accountants” shall have the meaning set forth in Section 5.11.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Percentage Rent” shall have the meaning set forth in Section 1.5(b)(ii).

“Percentage Rent Amount” shall have the meaning set forth in Section 1.5(b)(ii).

“Percentage Rent Period” shall have the meaning set forth in Section 1.5(b)(ii).

“Permitted Encumbrances” shall have the meaning set forth in Section 2.4(d).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Collection Amount” shall have the meaning set forth in Section 11.17(b).

“Portfolio Information” means each of the following columns on the Data Tape: Entity (Column D); Tenant (Column E); Asset State (Column I); Asset City (Column H); but solely with respect to Properties for which Title Commitments were not delivered to Purchaser prior to the expiration of the Due Diligence Period; Lease Effective Date (Column O); Updated Lease Termination Date (Column Q); Current Total Rent (Column Z); Current Base Rent (Column AA); Current Percent Rent (Column AB).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.13.

“Price Adjustment” shall have the meaning set forth in Section 1.3(b).

“Property” or “Properties” shall have the meaning set forth in Section 1.1(b).

“Property Condition Reports” shall have the meaning set forth in Section 5.10.

“Property Transfer Costs” means all title, transfer and closing costs and expenses associated with the Transactions including (a) costs related to the preparation of title commitments on all Properties, (b) premiums for extended owners title policies and customary endorsements, transfer Taxes (including, real property transfer or gains taxes, intangible taxes, stamp taxes, sales taxes, use taxes, transfer taxes, value added taxes and all other Taxes due in connection with the

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sale and purchase of the Properties, other than the Seller Parties’ income taxes, but excluding such transfer Taxes payable by the Seller Parties pursuant to Section 6.3(f)), (c) recording and/or registration fees, (d) escrow fees, and (e) all other customary closing costs and charges; provided, that Property Transfer Costs shall not include the Seller Parties’ attorney fees incurred in connection with the Transfer of the Properties.

“Property Transfer Documents” means, as applicable:

(a)          For each Property, a special warranty deed, grant deed, or equivalent deed under the laws of the state where the applicable Property is located warranting against the acts of the applicable Seller Party and no others, conveying the applicable Property to Purchaser, subject only to Permitted Encumbrances;

(b)          For each Property, two counterpart originals of an assignment and assumption of the corresponding Lease in substantially the form attached hereto as Exhibit D executed by the applicable Seller Party, together with any security or other deposits being held by the applicable Seller Party under the Leases;

(c)          A counterpart original of a memorandum of assignment and assumption for each Property for which a memorandum of lease is already recorded in the county records, in form acceptable to the Parties;

(d)          For each Property that is ground leased to a Seller Party, two counterpart originals of an assignment and assumption of the corresponding Ground Lease in a form mutually acceptable to the Parties; and

(e)          A counterpart original of a memorandum of assignment and assumption for each Ground Lease for which a memorandum of lease is already recorded in the county records, in form acceptable to the Parties.

“Proration Items” shall have the meaning set forth in Section 1.5(a)(ii).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 8.3(a).

“Purchaser Objection Notice” shall have the meaning set forth in Section 1.5(g)(iii).

“Purchaser Parent” shall have the meaning set forth in Section 5.11.

“Purchaser Representatives” shall have the meaning set forth in Section 2.1(b).

“Purchaser Repurchase Right” shall have the meaning set forth in Section 6.3.

“Purchaser’s Knowledge” (or words of similar import ) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on

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Schedule A-3. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto.

“Records and Plans” means, collectively: (a) all books and records, including, but not limited to, property operating statements, specifically relating to the Properties; (b) all structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Properties or the Improvements; (c) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Properties or any portion thereof; and (d) with respect to the Properties, the blueprints, specifications, warranties, plats, maps, surveys, building and machinery diagrams, maintenance and production records, and environmental records and reports. The terms “Records and Plans” shall not include (i) any document or correspondence which would be subject to the attorney-client privilege; (ii) all books and records that comprise the Seller Parties’ permanent accounting records or income Tax Returns and associated workpapers; (iii) any document or item which any Seller Party is contractually or otherwise bound to keep confidential; (iv) any documents pertaining to the marketing of an individual Property for sale to prospective purchasers of such individual Property; (v) any internal memoranda, reports or assessments of any Seller Party or any of its Affiliates relating to Seller Parties’ valuation of the Properties; and (vi) appraisals of the Properties whether prepared internally by a Seller Party or any of its Affiliates or externally.

“Rent” shall have the meaning set forth in Section 1.5(b)(iii).

“Representatives” means the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives of a Person.

“Repurchase Exercise Notice” shall have the meaning set forth in Section 6.3(e).

“Repurchase Price” shall have the meaning set forth in Section 6.3.

“Repurchase Right” shall have the meaning set forth in Section 6.3.

“Repurchase Right Closing” shall have the meaning set forth in Section 6.3(f).

“Repurchase Right Notice” shall have the meaning set forth in Section 6.3(d).

“Repurchase Right Trigger Date” shall have the meaning set forth in Section 6.3(d).

“Restraint” or “Restraints” shall have the meaning set forth in Section 8.2(b).

“ROFR” means any right of any Person other than a Seller Party to purchase or be offered the opportunity to purchase any Property as a condition to the sale or other disposition of such Property by a Seller Party.

“ROFR Properties” means those Properties subject to a ROFR.

“Seller” shall have the meaning set forth in the Preamble.

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“Seller Indemnified Parties” shall have the meaning set forth in Section 10.3.

“Seller Parties” shall have the meaning set forth in the Preamble.

“Seller Party Damage Amount” means, with respect to a Deferred Closing, an amount equal to fourteen percent (14%) of the Deferred Closing Deposit in respect of such Deferred Closing.

“Seller Persons” means the Seller Parties, their respective subsidiaries and Affiliates, and each direct or indirect principal, partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of them, and any of their respective heirs, successors, personal representatives and assignees.

“Seller Representative” shall have the meaning set forth in Section 11.3.

“Seller Repurchase Right” shall have the meaning set forth in Section 6.3.

“Specified Heldback Property” means any Heldback Property as to which the Seller Parties have notified the Purchaser, as of any Closing Date, that the Seller Parties reasonably expect that such Heldback Property shall cease to be a Heldback Property, and that the Seller Parties are taking such actions, if any, as may be reasonably necessary to cause such Heldback Property to cease to be a Heldback Property, prior to September 27, 2013.

“Specified Property” shall have the meaning set forth in Section 6.3.

“Straddle Tax Periods” shall have the meaning set forth in Section 5.13.

“Tax” or “Taxes” means any and all federal, state, or local income, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Impound Account” shall have the meaning set forth in Section 1.5(d)(ii).

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with a Tax Authority.

“Tenant Lien” shall have the meaning set forth in Section 2.4(d)(ix).

“Tenants” means all Persons occupying or entitled to possession or use of any portion of any Property pursuant to a Lease.

“Third Party Claim” shall have the meaning set forth in Section 10.5(b).

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“Title Commitments” shall have the meaning set forth in Section 2.4(a).

“Title Company” shall have the meaning set forth in Section 2.4(a).

“Total Loss” means the destruction, damage, casualty or condemnation (or sale in lieu of condemnation) of a Property, the effect of which results in the termination of the applicable Lease, or the right of the Tenant to terminate, which right has not expired or been waived.

“Transaction Cancellation Fee” means Ten Million Dollars ($10,000,000).

“Transactions” means the sale of the Properties, the assumption of the Assumed Liabilities and the performance of the related covenants and agreements contemplated by this Agreement.

“Transfer” means to sell, transfer, convey and assign or cause to be sold, transferred, conveyed or assigned and includes the correlative term “Transferred.”

“Triple Net Obligations” means, with respect to a Lease, the obligation of the applicable Tenant, at its expense, (i) to pay, or reimburse its landlord for, property Taxes and assessments, (ii) to maintain customary property and liability insurance, and (iii) to maintain and keep the premises in good repair and cause it to comply with applicable Law.

“Unadjusted Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Utility Charges” shall have the meaning set forth in Section 1.5(e).

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